As filed with the Securities and Exchange Commission on May 8, 1998
                         Registration No. 333-________



                  Securities and Exchange Commission
                        Washington, D.C. 20549


                              FORM SB-2
                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933

                         INFONOW CORPORATION
        (Exact name of Registrant as specified in its charter)

         Delaware                         7371                      04-3083360

(State or jurisdiction of(Primary Standard Industrial (I.R.S. Employer incorporation or organization)Classification Code Number)Identification No.)

            1875 Lawrence Street, Suite 1100, Denver, CO 80202 (303) 293-0212

          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices and place of business)

                           Kevin D. Andrew
                       Chief Financial Officer
                         InfoNow Corporation
                   1875 Lawrence Street, Suite 1100
                           Denver, CO 80202
                            (303) 293-0212
          (Address, including zip code and telephone number,
              including area code, of agent for service)

                              Copies to:
                           Peter J. Jensen
                   Chrisman, Bynum & Johnson, P.C.
                        1900 Fifteenth Street
                          Boulder, CO 80302


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.


                   CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed     Proposed     Amount of
each class       registered      maximum      maximum      registration
of                               offering     aggregate    fee
securities                       price per    offering
to be                            share        price (2)
registered

Common Stock,
$.001 par value  3,896,430       $1.46        $5,688,787   $1,678.19
                  Shares(1)



(1) Of such amount, 2,634,485 are shares of Common Stock presently issued and outstanding, and 1,261,945 are shares of Common Stock underlying warrants to purchase Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee. Computed pursuant to Rule 457(c) on the basis of the average of the bid and asked price on the NASD Electronic Bulletin Board trading system as of the close of trading on May 4, 1998.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY
TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT
OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




PROSPECTUS                 3,896,430 SHARES

                         INFONOW CORPORATION
                             COMMON STOCK
                     (PAR VALUE $.001 PER SHARE)


     This Prospectus relates to up to 3,896,430 shares (the "Shares") of the common stock, $.001 par value per share (the "Common Stock") of InfoNow Corporation ("InfoNow" or the "Company"), which may be offered from time to time by the Selling Stockholders named herein under "Selling Stockholders." The Shares fall into two categories: (i) those which are now owned by the Selling Stockholders as a result of purchases from the Company or received in connection with mergers with the Company, in private transactions which were exempt from registration under Section 4(2) or Regulation D of the Securities Act of 1933; and (ii) those which may be purchased from the Company in the future upon exercise of certain warrants held by the Selling Stockholders.

     The Company will not receive any of the proceeds from the sale of the Shares. The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares offered by the Selling
Stockholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling
Stockholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of
Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933, in connection with such sales.

     As of the close of trading on May 4, 1998, the closing sale price of the Common Stock as quoted on the NASD Electronic Bulletin Board was $1.46 per share. The Common Stock is also listed for trading on the Vancouver
Stock Exchange, under the symbol "INO.U". Total expenses of the offering are estimated to be $15,000, all of which will be paid by the Company.

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus is___________, 1998.

                        AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the"Commission") a Registration
Statement (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") on Form SB-2 under the Securities Act for registration of the shares of Common Stock offered hereby. This
Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission.
Such periodic reports, proxy statements and other information, and a copy of the Registration Statement can be copied and inspected at the public reference facilities of the Commission at 450 Fifth Street, Washington, D.C. 20549, and at the Commission's regional offices at the 75 Park Place, New York, New York 10278, and 219 South Dearborn
Street, Chicago, Illinois 60604. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates.
The Company files certain of its materials with the Commission electronically.
 The Commission maintains a World
Wide Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     The Company intends to furnish its stockholders with Annual Reports containing audited financial statements for each fiscal year.


                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus. PROSPECTIVE INVESTORS
SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS".

                             THE COMPANY

     InfoNowregistered trademark Corporation ("InfoNow" or the "Company") develops, markets and provides technology-based teleservices to leading North American companies. InfoNow's FindNowregistered trademark Referral Management Services (RMS) are designed to enable companies to manage consumer or commercial referrals with greater effectiveness and efficiency.
Referrals are the ubiquitous "where can I buy your product" or "where's the closest location" types of questions received thousands of times a day by leading companies. FindNow's first client was Visa International, implemented in the third quarter of 1996. Since then, the list of FindNow RMS users has grown significantly, and now includes six of the eight largest banks in North America and six of the ten largest computer/networking companies worldwide, as well as other industry leading companies like American Airlines, FedEx, Goodyear, Shell, and United Healthcare.

     FindNow is an enterprise-wide referral management solution, provided as a turnkey service. FindNow
Referral Management Services provide a customer-specific, geographically precise referral, accessible by the Internet, a client's call center, or an interactive voice response unit, delivered across a range of geographies. The FindNow system can provide other customized information to the customer depending on the Client's requirements and can produce summary reports for the Client's use in operations management or market analysis. A sample of completed
FindNow RMS Internet implementations can be viewed by anyone with access to the Internet by browsing the
"Customers" section of InfoNow's Internet site page at www.infonow.com. InfoNow's primary objective is to be the leading provider of technology-based referral management services to corporate clients.

The Company was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. In 1995, the Company fundamentally changed its business focus and began developing its FindNow system to provide technology-based teleservices to large corporate clients. The Company ceased selling software using encrypted CD-ROM technology and installed a new senior management team, led by Michael Johnson, who became President and Chief Executive
Officer in October 1995.

     As part of its strategy, the Company acquired Cimarron International, Inc. ("Cimarron") and Navigist, Inc.
("Navigist") in 1995. Cimarron provided interactive media authoring and business services. Navigist offered network engineering and Internet consulting services. These acquisitions allowed the Company to utilize resources and capabilities of Navigist and Cimarron to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. After the Company completed the transition to its new business, the Company sold Navigist on December 13, 1996, and completed the sale of Cimarron on December 11, 1997.
                             THE OFFERING
Common Stock offered by the Selling Stockholders . .  3,896,430 shares

Common Stock offered by the Company.  None

Common Stock to be outstanding after the offering(1)   5,853,679 shares

Trading symbols:

      NASD Electronic Bulletin Board  "INOW"

      Vancouver Stock Exchange . . .  "INO.U"

(1) Excludes up to 3,603,063 shares of Common Stock issuable upon exercise of outstanding warrants and options. 1,261,945 shares of
     Common Stock underlying such warrants are registered for resale pursuant to the registration statement of which this Prospectus is a part.

                    SUMMARY FINANCIAL INFORMATION
        (US DOLLARS IN THOUSANDS, except per share information)


                            YEARS ENDED DECEMBER 31,
                              1997             1996

STATEMENT OF
OPERATIONS DATA:

Sales                       $  1,053         $  1,124

Operating expenses             2,678            4,275

Net loss from                 (1,625)          (3,151)
continuing operations

Net loss                      (2,361)          (3,092)

Net loss per
common share from             (0.30)           (0.89)
continuing operations

Net loss per share            (0.44)           (0.86)

Weighted average
common shares              5,396,024        3,587,128
outstanding


                                        DECEMBER 31,
                                    1997            1996

BALANCE SHEET DATA:

Working capital (deficit)        $  (357)        $  1,284

Total assets                       1,324            4,290

Total liabilities                    926            1,118

Long term debt                        47               92

Stockholder's                        398            3,172
equity (deficit)





                             RISK FACTORS

     The securities offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risks inherent in, and affecting the business of, the Company and this offering before making an investment decision.

LIMITED OPERATING HISTORY; ACCUMULATED LOSS; GOING CONCERN QUALIFICATION

     From the Company's inception in 1990 until May 1995, the Company was involved in the business of distributing software using encrypted CD-ROMs. During 1995 the Company made a strategic decision to focus its business on providing referral management systems under the name FindNowregistered trademark. Accordingly, the Company has only limited operating history upon which an evaluation of its business and prospects can be based. Since adopting its current business strategy, the Company has continued to incur net losses from operations on a consolidated basis. The Company has incurred net losses in each year of its existence and expects that it will continue to incur net operating losses at least through the second fiscal quarter of 1998. These continuing losses are attributable to increases in operational capability and marketing and sales costs related to the Company's new focus on its FindNow system. There can be no assurance that the Company can generate substantial revenue growth, or that any revenue growth that is achieved can be sustained.
Revenue growth that the Company has achieved or may achieve may not be indicative of future operating results. In addition, the Company has increased and plans to increase further, its operating expenses in order to enhance its currents products and services and increase its sales and marketing efforts. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

     The auditors report included in the Company's annual report for the year ended December 31, 1997 contains an explanatory paragraph which states that "the Company has experienced recurring losses from operations and requires cash to fund continuing operations that raise substantial doubt about its ability to continue as a going concern." The
Company will not be able to continue its operations as a going concern or realize its business plan without achieving increased revenues or obtaining financing to meet its working capital needs, neither of which can be assured. In the event that the Company is unable to continue as a going concern, an investor holding equity securities of the Company would likely lose the value of his or her entire investment.

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCT DEVELOPMENT

     The teleservices industry is characterized by rapid technological change. A significant portion of the
Company's success will depend on its ability to design, develop, test, market, sell and support new products and enhancements of current products on a timely basis in response to competitive products and evolving demands of the marketplace. There can be no assurance that the Company's financial and technological resources will permit it to develop or market new products successfully or respond effectively to technological changes. The Company anticipates that significant amounts of future revenue will be derived from products and product enhancements which either do not exist today or have not been sold in large enough quantities to ensure market acceptance. The development of new systems is a complex, expensive and uncertain process requiring technical innovation and the accurate anticipation of technological and market trends. The Company will need to continue to attract and retain appropriately skilled employees to successfully develop new systems. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and introduction of product enhancements or new products, or that such enhancements or new products will adequately meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or client requirements, the Company's business, results of operations and financial condition could be materially and adversely affected.


DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET

     The Company's future success is substantially dependent upon continued growth in the use of the Internet and the automation of call center activities in order to support the market for its FindNow and other similar products and services the Company may develop. Rapid growth in the use of and interest in the Internet and use of the technologies similar to the Company's is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become widespread. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as reliable network backbone, or timely development of performance improvements, including high speed modems. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet and FindNow. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, results of operations and financial condition would be materially and adversely affected.

EARLY STAGE RISKS; DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS

     The Company's recent adoption of a business strategy focused on teleservices solutions subjects the Company to the risks inherent in a speculative new enterprise, including the absence of a lengthy operating history, shortage of cash, technology whose application to the Internet is relatively unproven, new untried products and competition from businesses with considerably greater resources. The markets for products and services provided by the Company has only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company's products is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance either that the market for the Company's products will develop or that demand for the Company's products will emerge or become sustainable. The Company's ability to successfully develop additional products and services depends substantially on market acceptance of the Company's FindNow product. If
FindNow sales fail to continue to grow, the Company's ability to establish enhancements and other products would be materially and adversely affected. If the market fails to develop or develops more slowly than expected or becomes saturated with competitors, or if the Company's products and services do not achieve or sustain market acceptance, the Company's business, results of operations and financial condition will be materially and adversely affected.

FLUCTUATION IN QUARTERLY OPERATING RESULTS

     The Company has experienced, and expects to continue to experience, significant fluctuations in its quarterly results of operations. Factors which have had an influence on and may continue to influence the Company's results of operations include the size and timing of customer orders, timing of product introductions or enhancements by the
Company or its competitors, market acceptance of new products technology, changes in pricing strategy, and changes status of development expenditures. As a result of the foregoing and other factors, the Company anticipates that it may experience material fluctuation in operating results on a quarterly basis, which may contribute to the volatility in the price of the common stock. See "Management's Discussion and Analysis".

DEPENDENCE ON LIMITED NUMBER OF  CUSTOMERS AND FUTURE SALES

     As of the date of this Prospectus, the Company had contracted with over thirty (30) customers for its FindNow service. Although the use of cash in its operations has declined significantly, the ongoing monthly revenue from these customers is not sufficient to cover operating costs of the Company. The success of the Company will require that the Company increase its customer base, and its failure to do so would materially and adversely affect its financial condition. The Company's current FindNow customers purchase the service pursuant to contracts with a duration of three years or less. The success of the Company is materially dependent on the ability of the Company to attract new customers and obtain renewal contracts with its existing customers.

DEPENDENCE ON SINGLE PRODUCT; DEPENDENCE ON NEW PRODUCTS

     The Company's primary product and service is the FindNow system. The Company is substantially dependent on the sales and market acceptance of FindNow to generate operating revenues and profits. Although the Company is in the process of developing additional products and services, these development efforts are largely focused on enhancing the functionality of the FindNow system. The failure of the Company to successfully market and sell the FindNow service would have a material adverse effect on the Company's business, results of operations, and financial condition. The Company may also develop other related products that allow customers to deliver customer service information via the Internet in order to broaden its product line and remain competitive with other offerings in the marketplace. The development of new products involve many risks, including technical, financial and market acceptance risks. There can be no assurance that the Company will be successful in developing and marketing new products and services or that these new offerings would gain market acceptance.

COMPETITION

     The market for teleservices solutions, including the market for the Company's products and services, is intensely competitive, fragmented and rapidly evolving. Many of the Company's potential competitors are larger and have substantially greater financial, technical, and marketing resources than the Company. Competition for these services could result in price reductions for the Company's products and services. Increased competition from existing competitors and competing products, or the introduction of new products superior to the Company's own products, would have a material adverse affect on the Company's financial condition. The Company's future success will be dependent upon its ability to remain competitive with respect to services offered and the technical capabilities of the products offered.

GENERAL BUSINESS RISKS

     The Company has developed its business plans and strategies based on the rapidly increasing size of the teleservices markets and the Company's participation in those markets. In addition, the Company has made assumptions regarding estimated sales cycle, price and acceptance of the Company's products and services, and the costs of further developing and providing those products and services. Although these are based on the best estimates of management, there can be no assurance that these assumptions will prove to be correct. Future operational results of the Company will depend on many factors including future economic, market and competitive conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the ability of the Company to control.

DEPENDENCE ON INTERNET AND TELECOMMUNICATION INFRASTRUCTURE AND ACCESS

     The sales of the Company's products and services are dependent on reliable access and operations of the Internet and other telecommunications networks. Notwithstanding current interest and worldwide subscriber growth, the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other open area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace.

LIMITED MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF SHARE PRICE

     The Company's securities are traded on the NASD's "Electronic Bulletin Board" and the Vancouver Stock
Exchange. These markets have often been characterized by low trading volume, large price fluctuations and limited liquidity for many issuers listed on these markets. As a result, an investor may find it more difficult to dispose of, or to obtain accurate price quotations of the Company's securities. In addition, it may be more difficult for the Company to obtain additional equity financing needed for expansion of its operations in the future if the Company's stock is not traded on Nasdaq Small Cap or other national exchange.

POSSIBLE NEED FOR ADDITIONAL CAPITAL

     The Company's cash flow from operations is not sufficient to fund the operations of the Company. The
Company is currently dependent upon cash reserves to fund its ongoing operations as well as to execute its business plan with respect to the development of FindNow and related products. The Company currently projects that available cash balances together with projected cash flow from operations will be sufficient to fund the Company's operations through 1998. However, in the event that the market acceptance of the Company's products and services is not as robust as anticipated, competition is greater than anticipated, development of new products or enhancements to existing products is costlier or slower than expected, or that the Company's projections otherwise prove to be inaccurate, the Company may need to seek additional financing. In such case, the Company will generally be required to seek additional debt or equity financing to fund the costs of daily operations. There can be no assurance that the Company will be able to successfully obtain additional debt or equity financing, if needed, or that such financing would not result in substantial dilution of current shareholders.

DEPENDENCE ON THIRD PARTY TECHNOLOGY

     The Company's primary product, FindNow, incorporates technology developed and owned by third parties.
The Company relies to a certain extent upon such third parties' ability to enhance their current products, and to develop new products on a timely and cost effective basis that will meet changing customer needs and respond to competitive and technological changes. If the Company were to breach its license agreements or the license agreements were terminated, the Company could lose the right to use the licensed software. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products. In addition, if the Company were not able to obtain adequate support for third party software or such software were to become incompatible with the Company's software, the Company would need to redesign its software or seek comparable replacements. There can be no assurances that the Company could successfully redesign its software or that adequate replacements for third party software could be located and integrated into the Company's system.

CONTROL BY PRINCIPAL STOCKHOLDERS

     As of March 11, 1998, the Company had 5,364,179 shares of Common Stock outstanding. Of this total amount outstanding, officers, directors and those shares holders holding more than 5% of the outstanding shares control 46.1% of the outstanding shares, or approximately 57.4% assuming that these shareholders were to exercise options and warrants exercisable within the next 60 days. As a result, these shareholders acting together will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions.

DEPENDENCE UPON KEY PERSONNEL; CHANGES IN MANAGEMENT GROUP; ATTRACTION AND RETENTION OF QUALIFIED
PERSONS

     The Company is substantially dependent upon the services of its senior management and key technical personnel. The loss of the services of one or more of such executives could have a material adverse effect on the Company. The Company's future growth and success depends, in large part, upon its ability to obtain, retain and expand its staff of technical and marketing personnel. There can be no assurance that the Company will be successful in its efforts to attract and retain such personnel. The Company has employment agreements with its chief executive officer and certain other senior officers but does not have employment agreements with its key technical personnel.

BUSINESS INTERRUPTIONS

     The Company's operations are dependent on its ability to protect its computer equipment against damage from fire, earthquakes, power loss, telecommunications failures and similar events. The Company's principal Web server equipment and operations are housed and maintained by Rocky Mountain Internet at its operations center in Denver, Colorado. The Company has also recently completed the installation of a redundant operations site at Qwest
Communications also located in Denver, Colorado. Although these facilities have safeguard protections such as a halon fire system, redundant telecommunications access, off-site storage of backups and 24 hour systems maintenance support, the Company may still experience outages due to multiple failures of systems or area-wide natural disasters as both sites are located in Denver. In addition, despite the implementation of network security measures by the Company, its servers may remain vulnerable to computer viruses and similar disruptions from unauthorized tampering with the Company's computer systems. The occurrence of any of these events could result in interruptions or delays in service to the Company's customers which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company also carries property insurance in the event of equipment damage. However, such safeguards and insurance may not be adequate to compensate for all losses that may occur from business interruptions.

FORWARD LOOKING STATEMENTS

     The Company's actual results may vary materially from the forward looking statements made above. The
Company intends that such statements be subject to the safe harbor provision of the Securities Act. The Company's forward-looking statements include the plans and objectives of management for future operations and relate to: (i) the ability of the Company to generate future sales of the Company's FindNowSM service, (ii) market acceptance of the FindNowSM service, (iii) success of the Company in forecasting and meeting the demand of the customers of the FindNowSM service, including maintaining technical performance of the system as new FindNowSM customers are added, (iv) ability to obtain financing to purchase equipment needed to provide service to additional FindNowSM customers, (v) ability to maintain pricing and adequate profit margins on its products and services (vi) ability to retain qualified technical personnel (vii) ability of the company to maintain current pricing and sales volume in its operations of Cimarron (viii) ability to control development costs of FindNowSM service within current budgeted levels, (ix) and the ability of the Company to raise additional capital.

     The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's ability to control. There are also other risks which could cause the Company's revenues or costs to vary markedly from the forward-looking statements made above, such as the risk that the market demand for the FindNowSM may not develop as expected or if it does develop, that the Company will be able to generate sufficient sales to fund its operations. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized and any statements should not be regarded as are presentation by the Company or any other person that the Company's objectives or plans will be achieved.

                             THE COMPANY

     InfoNowregistered trademark Corporation ("InfoNow" or the "Company") develops, markets and provides technology-based teleservices to leading North American companies. InfoNow's FindNowregistered trademark Referral Management Services (RMS) are designed to enable companies to manage consumer or commercial referrals with greater effectiveness and efficiency.
Referrals are the ubiquitous "where can I buy your product" or "where's the closest location" types of questions received thousands of times a day by leading companies. FindNow's first client was Visa International, implemented in the third quarter of 1996. Since then, the list of FindNow RMS users has grown significantly, and now includes six of the eight largest banks in North America and six of the ten largest computer/networking companies worldwide, as well as other industry leading companies like American Airlines, FedEx, Goodyear, Shell, and United Healthcare.

     In 1997 the Company generated approximately 55% and 45% of its total revenue from the Internet products and business presentations segments of its business, respectively. See Note 9 to the Consolidated Financial Statements herein for financial information as to the Company's business segments.
     The Company was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. In 1995, the Company fundamentally changed its business focus and began developing its FindNow system to provide technology-based teleservices to large corporate clients. The Company ceased selling software using encrypted CD-ROM technology and installed a new senior management team, led by Michael Johnson, who became President and Chief Executive
Officer in October 1995.

     As part of its strategy, the Company acquired Cimarron International, Inc. ("Cimarron") and Navigist, Inc.
("Navigist") in 1995. Cimarron provided interactive media authoring and business services. Navigist offered network engineering and Internet consulting services. These acquisitions allowed the Company to utilize resources and capabilities of Navigist and Cimarron to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. After the Company completed the transition to its new business, the Company sold Navigist on December 13, 1996, and completed the sale of Cimarron on December 11, 1997.

     The following trademarks and servicemarks mentioned in this Prospectus are owned by the Company:
InfoNowTM and FindNow-0212, and its World Wide Web site is located at www.infonow.com.

                           USE OF PROCEEDS

     The proceeds from the sale of the Shares will be received directly by each Selling Stockholder and the
Company will not receive any portion of the proceeds.

                MARKET FOR THE COMPANY'S COMMON STOCK

     The following table sets forth the high and low bid price of the Company's Common Stock, reported for the fiscal periods indicated on the OTC Electronic Bulletin Board system, the principal market upon which such securities were traded under the symbol INOW. The Company's shares are also listed on the Vancouver Stock Exchange and are traded in US dollars under the symbol INOU.V. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. As of February 13, 1998, there were approximately 180 holders of record of the Common Stock.

                                            High     Low
YEAR ENDING DECEMBER 31, 1996


        First Quarter                      $3.75   $2.00

        Second Quarter                      3.00    1.38

        Third Quarter                       1.88    0.75

        Fourth Quarter                      2.13    1.25



YEAR ENDING DECEMBER 31, 1997


        First Quarter                      $2.93   $1.50

        Second Quarter                      2.41    0.87

        Third Quarter                       0.69    0.19

        Fourth Quarter                      0.81    0.22

                   DETERMINATION OF OFFERING PRICE

     This Prospectus may be used from time to time by the Selling Stockholders who offer the Shares registered hereby for sale. The offering price of such Shares will be determined by the Selling Stockholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. See "Plan of Distribution".

                           DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock and does not currently anticipate paying any such dividends in the foreseeable future. The Board of Directors of the Company intends to review this policy from time to time after taking into account various factors such as the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.


                            CAPITALIZATION

     The following table sets forth the capitalization of the Company at December 31, 1997. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this
Prospectus.

          (US DOLLARS IN THOUSANDS)


                           DECEMBER 31, 1997

Long term debt:                  $47


Stockholder's Equity:

Preferred Stock, $.001 par
value:
1,962,335 shares                   0
authorized, no shares

issued and outstanding

Common Stock, $.001 par
value:
15,000,000 shares                  5
authorized, 5,364,179
shares issued and outstanding(1)

  Additional paid in capital  21,904

  Accumulated Deficit        (21,511)

  Total stockholder's equity     398

  Total capitalization           445

(1) Excludes 3,603,063 shares of Common Stock issuable upon exercise of outstanding options and warrants. "See Management
     Employee Benefit Plans" and "Description of Securities."


                       SELECTED FINANCIAL DATA

     The following selected financial data are for, and as of the end of, each of the years in the two-year period ended December 31, 1997 and have been derived from the consolidated financial statements of the Company, which for such years were audited by Hein + Associates LLP. The report of Hein + Associates LLP dated February 13,
1998 covering the consolidated financial statements as of December 31, 1997 contained an explanatory paragraph concerning the Company's ability to continue as a going concern. The Consolidated Financial Statements as of
December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, and the reports thereon, are included elsewhere in this Prospectus. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

        (US DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                   YEARS ENDED DECEMBER 31,


                       1997               1996

STATEMENT OF
OPERATIONS DATA:


Sales                  $1,053            $1,124
Operating expenses     $2,678            $4,275

Net loss from          (1,625)           (3,151)
continuing operations

Net loss               (2,361)           (3,092)

Net loss per
common share from      (0.30)           (0.89)
continuing
operations

Net loss per share     (0.44)           (0.86)

Weighted average
common shares       5,396,024         3,587,128
outstanding



                           DECEMBER 31,

                                1997              1996

BALANCE SHEET DATA:

Working capital (deficit)      $(357)             $1,284

Total assets                   1,324               4,290

Total liabilities                926               1,118

Long term debt                    47                  92

Stockholder's                    398               3,172
equity (deficit)



                 MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

     The Company develops, markets, and provides a suite of technology-based teleservices, called FindNow
Referral Management Services, that are designed to help leading companies manage consumer and commercial referrals more efficiently and effectively.

     This report includes a number of forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipate," "believes," "expects," "future," "intends," and similar expressions identify forward-looking statements.

     The Company's sells its FindNow services under multi-year contracts. The client pays a setup fee for the initial installation of the service, and a monthly service fee for maintenance of the service thereafter. The Company currently has 32 contracts in its sales backlog, resulting in $1,459,000 in sales backlog, an increase of 107% since
January 1, 1997.

     Although the Company has experienced a significant increase in its backlog from sales of its FindNow service, the Company has also experienced significantly greater operating expenses during the same period. These increases in operating expenses are directly related to the expansion of technical and sales capabilities through the addition of personnel during the first half of 1997 and the establishment of the data center infrastructure necessary to deliver its FindNow service for a significant number of additional customers. These increases have not yet been offset by additional revenues from new contracts. The Company believes that most of its infrastructure costs, such as servers, technical personnel, telecommunications and certain of its data costs are largely fixed and are not expected to vary significantly with an increase in client contracts in the near future. In addition, the management of the Company believes that the majority of the infrastructure is in place to support a sufficient number of clients for the Company to achieve profitability. The Company's success in achieving profitability is primarily dependent on market acceptance and future sales of its FindNow service to additional customers to offset operating costs. Although significant selling efforts are underway to add new customer contracts, the limited operating history of the Company makes it difficult or impossible to predict the timing of these future sales.

RESULTS OF OPERATIONS

     The results for the year ended December 31, 1996 include the sales and related costs of its FindNow operations and the results of its subsidiaries, Navigist and Cimarron. The Company sold the assets and operations of Cimarron on December 11, 1997 and it has been classified as discontinued operations for the years ended December
31, 1997 and 1996. In addition, the Company sold its Navigist operations on December 13, 1996. The statement of operations for the year ended December 31, 1997 does not include the operations of Navigist and is not comparable with the operating results for the year ended December 31, 1996. The following pro forma statement of operations was prepared showing the effect of excluding the results of Navigist operations for the year ended December 31, 1996 and will be used in the analysis of the operations discussion that follows.

                                      (US dollars in thousands)

                                      Year Ended December 31,
                                        1997         1996
                                                 (Pro forma)
          Revenues                    $1,053        $   345
          Cost of Sales                1,501            238
          Administrative and Selling   1,540          1,265
          Impairment of Asset           (363)             -
          Other (income) expense         (16)            23
          Net Loss from continuing
            operations                (1,609)        (1,181)

          Discontinued Operations       (752)            95

          Net Loss                   $(2,361)       $(1,086)


Comparison of Year Ended December 31, 1997 with Pro forma Year Ended December 31, 1996

   Net Revenues. The Company's revenues from continuing operations consist primarily of setup and monthly fees from ongoing contracts for its FindNow service. Total sales from the Company's FindNow service increased by
$708,000, or 205% for the year ended December 31, 1997, compared to the pro forma period in the prior year. The increased revenues were generated by additional contracts sold and implemented during the year. The Company recognized substantially no revenues from ongoing FindNow services prior to July 1996. During 1997 the number of FindNow contracts increased from two (2) active contracts at the beginning of 1997 to 21 active contracts as of December 31, 1997.

   Cost of Sales. The cost of sales, as a percent of revenues, increased from 69% for the year ended December 31, 1996 to 142% for the year ended December 31, 1997. The total cost of sales also rose by 531% or $1,263,000. This increase is a result of increased costs in creating an infrastructure for delivering its FindNow service. These costs include technical personnel payroll, contract labor, data acquisition costs, depreciation and amortization for server equipment and capitalized software development, telecommunications and other costs related to operating the
Company's data center.

   Selling, General and Administrative. Selling, general and administrative expenses, as a percent of revenues, decreased from 367% of sales for the year ended December 31, 1996 to 146% of sales for the year ended December
31, 1997. The total amount of selling, general and administrative expenses increased by 21% or $275,000. This overall increase is primarily the result of the addition of sales personnel and other marketing and promotion costs in 1997. A portion of the increase can also be attributed to approximately $60,000 in expensed costs related to a proposed financing undertaken by the Company in the second quarter of 1997 which was not completed. General and administrative expenses are expected to decline as a percentage of revenues while selling and marketing expenses are expected to increase proportionately with revenues.

   Non-operating Income (expense). Net non-operating income was $16,000 for the year ended December 31, 1997 compared to a net non-operating expense of $23,000 for the year ended December 31, 1996. The increase in interest income is primarily due to interest income on cash and cash equivalents.

   Net Loss from continuing operations. The reported net loss of the Company for the year ended December 31, 1997 increased by approximately $428,000, or 36%, as compared to the pro forma results in the prior year. The results for the year ended December 31, 1997 include a non-cash gain of $363,060 related to the retirement of common shares originally issued in conjunction with the acquisition of Navigist. Without this non-cash charge, the net loss of the Company increased by 67% or $791,000 compared to the pro forma loss in the prior year. This increase is due primarily to additional cost of sales, and increases in selling and marketing expenses which increased faster than revenues during 1997.

   Discontinued Operations. The results of operations of Cimarron have been classified as discontinued operations after its sale on December 11, 1997. The Company reported income from discontinued operations of $95,000 for the year ended December 31, 1996 compared to a loss of $752,000 for the year ended December 31, 1997. The figure for 1997 includes a charge for impairment of the goodwill related to the acquisition of Cimarron in 1995 and the gain recognized on the sale of Cimarron assets in December 1997. Without this charge, the Company would have reported income from discontinued operations of $86,000, or a decrease of 9% from the prior year which reflects declining revenues from the operations of Cimarron for the year ended December 31, 1997 as compared to the year ending
December 31, 1996. The declining revenues are a result of a shift away from 35mm slide productions and towards electronic presentations on programs such as Powerpoint which generally are produced in-house rather than outsourced.

LIQUIDITY AND CAPITAL RESOURCES;  POSSIBLE NEED FOR ADDITIONAL FINANCING

   The Company had cash and equivalents of $325,000 at December 31, 1997, compared to $2,050,000 at
December 31, 1996. Of this $1,725,000 decrease in cash, $1,205,000 was utilized in the operations of the Company, $314,000 was utilized in purchase of data and computer equipment, $100,000 was used to retire debt to a related party and $171,000 was used to service third party debt and pay financing acquisition costs.
   The Company has made significant progress in commercializing its FindNow service during 1997. The Company has 32 clients in backlog as of February 28, 1998 compared to two (2) implemented contracts as of December 31, 1996. As a result of the implementation of these additional contracts, the Company significantly reduced the amount of cash utilized throughout 1997. Cash utilized during the year was $769,000, $652,000, $205,000 and $99,000 in the first, second, third and fourth quarters, respectively. The Company expects continued operating losses during the first two quarters of 1998, but anticipates that revenues from additional sales of its FindNow service will continue to reduce the amount of cash utilized in its operations.

   The Company currently projects that available cash balances, together with projected cash flow from operations, will be sufficient to fund the Company's operations into 1998. These projections assume that the Company can continue to reduce cash used in its operations through additional revenues from new FindNow contracts and that overall operating costs of the Company will not change significantly as new client contracts are added. However, the timing or amount of new sales can not be accurately determined due to the limited operating history of the Company.
Accordingly, an explanatory paragraph in the auditors report describing uncertainties concerning the Company's ability to continue as a going concern was included in the Company's audited financial statements dated December
31, 1997.

   The Company has recently completed enhancements to its FindNow technology that it believes will broaden market acceptance of its offerings and enhance its ability to sell its FindNow technology to customer service and call center markets. The Company is currently in negotiations with several potential customers for this new expanded
FindNow service. In addition, to these sales efforts, the Company is currently evaluating several other options to raise additional capital and is considering changes in its operations in the event that new sales do not materialize as anticipated or additional capital cannot be obtained externally. Options being considered include a small private placement, proceeds from the exercise of expiring "in-the-money" warrants, the sale-leaseback of certain owned equipment and reduction of operating costs of the Company.

   The Company believes that its success in obtaining new contracts for its FindNow service will determine its need to raise additional capital from external sources. As the Company is not able to accurately predict the timing of new sales, it has not yet determined what action or combination of actions the Company may take to assure continuation of operations. However, in the event that the market acceptance of the Company's products and services is not as robust as anticipated, competition is greater than anticipated, development of new products or enhancement of existing products is costlier or slower than expected, or the Company's projections otherwise prove to be inaccurate, the failure to obtain needed financing would have a material adverse effect on the Company's business.

IMPACT OF THE YEAR 2000 ISSUE

   The Year 2000 Issue is the result of certain computer programs being written using two digits rather than four to indicate the applicable year. As a result, computer programs with date-sensitive software may incorrectly recognize a date using "00" as the year 1900 rather than the year 2000. Such an error could result in a system failure or miscalculations resulting in disruptions of operations, including a temporary inability to process normal business transactions.

   The Company has recently examined its production and internal administrative systems for year 2000 issues. As a result of that review, the Company has determined that no significant modifications will be required to make their systems year 2000 compliant and does not expect that any modifications required will have a material impact on its business, operations or financial condition.

FORWARD LOOKING STATEMENTS AND RELATED BUSINESS RISKS AND ASSUMPTIONS

   The Company's actual results may vary materially from the forward looking statements made above. The
Company intends that such statements be subject to the safe harbor provision of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company's forward-looking statements include the plans and objectives of management for future operations and relate to: (i) the ability of the Company to generate future sales of the Company's FindNow service, (ii) market acceptance of the FindNow service,
(iii) success of the Company in
forecasting and meeting the demands of the customers of the FindNow service, including maintaining technical performance of the system as new FindNow customers are added, (iv) ability to obtain financing to purchase equipment needed to provide service to additional FindNow customers, (v) ability to maintain pricing and thereby maintain adequate profit margins on its products and services, (vi) ability to retain qualified technical personnel (vii) ability to control development costs of FindNow service within current budgeted levels, (viii) and the ability of the Company to raise additional capital if needed to fund current operations.

   The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's ability to control. There are also other risks which could cause the Company's revenues or costs to vary markedly from the forward-looking statements made above, such as the risk that the market demand for the FindNow may not develop as expected or if it does develop, that the Company will not be able to generate sufficient sales to fund its operations. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. Any statements should not be regarded as presentation by the Company or any other person that the Company's objectives or plans will be achieved.

                               BUSINESS

OVERVIEW

   InfoNowregistered trademark Corporation ("InfoNow" or the "Company") develops, markets and provides technology-based teleservices to leading North American companies. InfoNow's FindNowregistered trademark Referral Management Services (RMS) are designed to enable companies to manage consumer or commercial referrals with greater effectiveness and efficiency.
Referrals are the ubiquitous "where can I buy your product" or "where's the closest location" types of questions received thousands of times a day by leading companies. FindNow's first client was Visa International, implemented in the third quarter of 1996. Since then, the list of FindNow RMS users has grown significantly, and now includes six of the eight largest banks in North America and six of the ten largest computer/networking companies worldwide, as well as other industry leading companies like American Airlines, FedEx, Goodyear, Shell, and United Healthcare.

   FindNow is an enterprise-wide referral management solution, provided as a turnkey service. FindNow Referral
Management Services provide a customer-specific, geographically precise referral, accessible by the Internet, a client's call center, or an interactive voice response unit, delivered across a range of geographies. The FindNow system can provide other customized information to the customer depending on the Client's requirements and can produce summary reports for the Client's use in operations management or market analysis. A sample of completed
FindNow RMS Internet implementations can be viewed by anyone with access to the Internet by browsing the
"Customers" section of InfoNow's Internet site page at www.infonow.com.

   During 1997, the Company also provided business presentation and interactive media services through its subsidiary, Cimarron International, Inc. ("Cimarron"). The Company ceased all operations in this business when it sold substantially all of the Cimarron assets and operations in December 1997.

COMPANY BACKGROUND

   The Company was incorporated under the laws of the State of Delaware on October 29, 1990, and was initially focused on the sale of software through the use of encrypted CD-ROM technology. In 1995, the Company fundamentally changed its business focus and began developing its FindNow system to provide technology-based teleservices to large corporate clients. The Company ceased selling software using encrypted CD-ROM technology and installed a new senior management team, led by Michael Johnson, who became President and Chief Executive
Officer in October 1995.

   As part of its strategy, the Company acquired Cimarron and Navigist, Inc. ("Navigist") in 1995. Cimarron provided interactive media authoring and business services. Navigist offered network engineering and Internet consulting services. These acquisitions allowed the Company to utilize resources and capabilities of Navigist and Cimarron to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. After the Company completed the transition to its new business, the Company sold Navigist on December 13, 1996, and completed the sale of Cimarron on December 11, 1997. A full discussion of the sale of these two subsidiaries is contained in "Note 2. Discontinued Operations" of the Company's financial statements.

INDUSTRY BACKGROUND

   Teleservices is the use of the telephone and, increasingly, the Internet, for sales, marketing and customer service activities. The North American teleservices market was over $85 billion in 1996, with outsourced teleservices, currently representing 5 - customer interaction. In addition to providing access to a vast array of information, the Internet represents a new vehicle through which organizations and individuals can conduct business. The potential benefits of conducting business through the Internet include direct, immediate communications with consumers and reduced communications and other customer service transaction costs. In addition, the unique interactive capabilities of the Internet can help companies better pinpoint customer needs, more effectively answer customer inquiries, and provide a faster, more convenient response than traditional customer service approaches.

   The Company believes that the Internet will play a growing role in the teleservices market due to a number of factors, including the proliferation of Internet-enabled computers, increases in the public data network infrastructure, reductions in the cost of Internet access, and the availability of intuitive graphical software that allows non-technical users to access the Web. Such developments would support widespread Internet access at a declining cost. The
Company believes these factors will promote continued growth in consumer usage of the Internet and spur the interest of leading corporations in utilizing the Internet as a tool for interacting with customers or prospects. This trend should create significant demand for products or services that facilitate the success of such interactions.

   The Company believes that it can provide significant value by supplying systems and services to enable companies to provide automated customer service via the Internet and other means. The Company believes that these systems and services are an attractive alternative to many functions currently performed within a traditional, telephone agent-based call center.

   InfoNow's long-term objective is to develop systems and services that will facilitate the shift of a large portion of this live agent call center market to the Internet and other self-service technologies. FindNow is the Company's first technology-based teleservices offering. InfoNow developed its FindNow Referral Management Services to enable companies to respond to consumer or commercial referral inquiries with greater effectiveness and efficiency.

BUSINESS STRATEGY

   InfoNow's primary objective is to be the leading provider of technology-based referral management services to corporate clients. The Company is pursuing the following strategies with respect to its FindNow RMS offering:
   Extend Functionality of the FindNow Service. InfoNow intends to provide a broader and more flexible menu of FindNow services through internally-developed enhancements and the integration of purchased third party applications.
During 1997, the Company introduced several new FindNow RMS extensions, including the ability to receive and respond to queries from Interactive Voice Response systems ("IVRs"). The Company will use a combination of customer input and its own knowledge of using the Internet and other self-service technologies to deliver referral management services as its primary source of direction in developing new referral management technologies and services.

   Leverage the Company's Information-based Assets. The Company currently has licenses for geographic data for the United States, Australia, and other countries, including an exclusive license for certain geographic data in Canada.
In addition, the Company has developed unique location databases through its activities with its current customer base.
The Company intends to utilize this information as well as other databases it may acquire or build, to enhance and distinguish its service offering.

   Target Industry-Leading Corporate Customers. The Company intends to focus primarily on corporate customers, utilizing its own direct sales force to sell to such companies.

   Emphasis on Customer Support and Value Added. The Company intends to develop and maintain strong customer relationships, by leveraging the broad range of expertise of its consultative sales force, and to provide excellent client service, through skilled, dedicated client service teams.

   Establish and Extend Strategic Alliances. The company will continue to pursue strategic alliances that can provide additional technical, financial or distribution resources that will allow the Company to develop and market its products and services into a broader range of markets. In addition, the Company may seek to accelerate its growth through strategic acquisition of complementary businesses, products or technology. However, the Company currently has no plans, commitments or agreements with respect to any such transactions.

PRODUCTS AND SERVICES

   With the discontinuation of its Cimarron operations, the Company is focused on providing its FindNow technology-based teleservices. The sales of its FindNow services generated all of the revenues from continuing operations for the year ended December 31, 1997, amounting to $1,053,000 compared to $345,000 in the prior year ended December 31, 1996. See Note 9 to the Consolidated Financial Statements in this report for financial information as to the Company's business segments.

FindNowregistered trademark Referral Management Services

   FindNow can support customer queries from a Client's call center agent, interactive voice response system or corporate web site. The customer's location is established through the input of an address by the user or via other means. Once this is done, the FindNow system uses advanced geographic information system ("GIS") technology to determine the locations closest to the specified address that also meet any additional customer requirements. FindNow can then produce a map to help the customer find the identified locations. The map can include other company location information and be delivered immediately upon a customer's request. The FindNow system can also provide other customized information to the customer depending on the Client's requirements and can produce referral summary reports for the Client's use in operations management or market analysis.

   The Company believes that, by using FindNow RMS, a Client can significantly improve the effectiveness and efficiency of its referral activities. Significant benefits include: increased revenue capture; reduced cost, resulting from the replacement of telephone agents with an automated approach; the ability to gather customer-specific information;
advanced reporting capabilities; and the ability to provide a consistent response across the enterprise.
   The GIS technology used as part of the FindNow system can pinpoint locations, calculate the "true" location proximity, and generate dynamically scaled maps. Many call centers currently employ simple city and state listings or search approaches based on zip code areas. These traditional approaches do not always provide the nearest locations and give no information such as a map or directions that would help a user find the nearest location once it has been identified. The ability to respond virtually instantaneously with text and graphics rather than a verbal explanation results in a reduction in wait times and represents a substantial improvement in efficiency and effectiveness over current call center solutions from a customer's perspective. Because the FindNow system utilizes database searching, it can also perform sophisticated searches for locations with certain criteria.

   Although each FindNow application uses the same basic underlying technology, the Company customizes a suite of services to meet the individual Client requirements.

   These services are sold under multi-year contracts. A typical FindNow installation includes the development of customized, Client-specific access to the service, and the design and implementation of client databases. The FindNow service is generally provided on a two-year contract basis which provides for an initial setup charge and a monthly service fee. These combined fees for the initial year of service typically range from $20,000 for a simple installation to greater than $100,000 for a complex corporate application. Ongoing services include hosting the FindNow service on the Company's servers, maintenance of the Client's locations database, and maintaining operation of the Client's
FindNow interface. The setup and monthly service fees are determined based on a variety of factors, and may include the type of service selected, the number of Client locations supported, anticipated transaction volumes, geographies required and the level of service customization requested by the Client. In addition to standard services, the Company also offers other additional services which are priced and delivered on a project by project basis.

Business Presentation and Media Services.

   Prior to the sale of Cimarron, this subsidiary provided comprehensive business presentation services that ranged from simple graphic design to complete productions and presentations utilizing sophisticated multimedia presentations, multimedia authoring, production and project management. These services were generally provided on a time and materials basis or were billed based on a standard pricing list depending upon the nature of the service.

RESEARCH AND DEVELOPMENT

   The Company believes that its future success will largely be dependent on its ability to enhance the functionality of the FindNow system and to develop other related products and services. The Company's research and development efforts at the current time are influenced significantly by customer requirements. New features are customized initially for delivery to a single customer and then incorporated into future versions of the Company's products and services.
The Company continually evaluates its products and services to determine what additional products or enhancements are required by its customers and plans to utilize both purchased technologies as well as internally developed software that will be integrated into the Company's products.

   The custom installation and service nature of the Company's FindNow system and other services was such that the Company did not incur direct research and development expense for the years ended December 31, 1997 and 1996.
However, the Company capitalized $250,248 during 1996 related to the development of its FindNow system in accordance with FAS 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise
Marketed." The Company may incur significant direct research and development expenses in the future as it develops new Internet products and services or new capabilities for the FindNow system not developed in conjunction with specific customer projects.




SALES AND MARKETING

   The Company's sales efforts for its FindNow service rely primarily on direct sales contact, promotional mailings and referrals. The Company utilizes a staff of sales professionals headquartered in its Denver, Colorado offices that sell to national and international accounts. The Company's primary sales and marketing efforts have been directed at increasing the visibility of the FindNow product through the use of direct sales efforts, trade show exhibits and promotional mailings. The Company has recently added additional sales personnel and plans to further expand its sales and marketing efforts in 1998. The Company intends to leverage its acquisition of an exclusive license for Canadian geographic data as well as other recent data acquisitions by focusing significant sales efforts on customers who may require such data assets. Although InfoNow is initially targeting several selected vertical markets for FindNow, the Company believes that the market for FindNow includes every major national or multinational company that has multiple locations and could benefit from helping its consumers find them.

CUSTOMERS

   The Company serves primarily medium to very large corporate organizations, including many Fortune 500 companies. The following table is a representative list of current clients of the Company:

         American Airlines                H&R Block
         Apple Computer                   IBM
         BancOne                          Kenwood USA
         Bank of America                  Lexmark International
         Canadian Airlines                NationsBank
         Cisco Systems                    Royal Bank of Canada
         Citibank                         3Com Corporation
         Compaq Computers                 Toronto Dominion Bank
         Federal Express of Canada        United Healthcare
         First Union Bank                 Visa International
         Fujitsu

   The Company has approximately 32 long term contracts for its FindNow service which contribute approximately equally to revenues. In addition the Company may perform significant initial setup work on a contract which may account for a significant portion of the Company's revenue in a given period. In 1997, two customers accounted for 29% of the Company's total revenues. A single customer accounted for 16% of the Company's total revenue in 1996.
The Company anticipates that its revenues per customer will become less concentrated as more contracts for its FindNow services are awarded.

   The Company's backlog is composed of future monthly service fees for the Company's FindNow services, which range in terms from one to three years and are non-cancelable except for cause. As of February 28, 1998 the
Company had $1,459,000 of backlog which represented 32 contracts for FindNow services.

COMPETITION

   The market for teleservices applications and services is highly competitive and is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions or enhancements and rapid changes in customer requirements. As the growth in these markets continues, the Company expects that competition will continue to intensify. The markets for the Company's FindNow system are in an early stage of development and no one competitor has established a dominant position in the market. The Company believes that the size and diversity within the teleservices markets will allow more than one supplier of products and services similar to those of the Company. However, it is possible that a single supplier may dominate one or more market segments. The Company is aware of several other providers of products and services that are in various stages of development which may compete with the Company's own offerings. In addition, the Company believes that as the markets continue to develop, it may face competition from new sources of competition, including
(i) Web developers, (ii) systems
integrators and consultants, (iii) call center outsourcing companies, (iv) GIS tool providers, and (v) internal service groups within targeted clients. In some cases, these competitors are larger, more established and have substantially greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

   The Company believes the principal competitive factors relative to the FindNowregistered trademark system are the functionality and features of the system, ability to adapt to specific customer needs, reliability, accuracy and "yield" of geocoding and mapping of locations, response time, product reputation based on client referrals, pricing relative to functionality offered, quality of customer support and the ability to develop strong customer relationships.

INTELLECTUAL PROPERTY

   The Company has received federal trademark registrations for the names "InfoNowregistered trademark" and "FindNowregistered trademark" and considers its FindNow software service, trade secrets, service marks and similar intellectual property as proprietary.
The Company relies on a combination of copyright and trademark law, non-disclosure agreements and certain contractual provisions within its customer agreements to establish and maintain proprietary rights in the FindNow service and other intellectual property of the Company. However, these measures can afford only limited protection for the Company's intellectual property as it does not prevent competitors from independently developing equivalent or superior technology. While the Company may have a limited ability to prevent others from developing similar technologies, the Company believes that such protection is less significant to the future success of its business than other factors, including the knowledge, ability and experience of the Company's personnel in delivering service and support to its customers, the development of unique information assets, the strength of its ongoing product development activities, customer loyalty to the Company's products and the market position of the Company's products and services.

   The Company believes that its products, trademarks, service marks and other proprietary rights do not infringe on the intellectual property rights of others. However, there can be no assurances that third parties will not assert infringement claims against the Company in the future, or that such assertions will not lead to litigation and the requirement that the Company pay a license fee or royalties to obtain intellectual property rights needed to sell its products and services. Such royalties or licensing agreements, if required, may be unavailable or be available on terms unacceptable to the Company. The failure to receive needed licensing or royalty agreements could result in delays or interruptions in the Company's services and could have a material adverse impact on the Company's business, operating results and financial condition.

   The Company relies on certain software and geographic data that it licenses from third parties, including software and data that is integrated with internally developed software and used in the Company's FindNow system. There can be no assurance that these third party software licenses will continue to be available to the Company or will be available on terms acceptable to the Company. In addition, the Company is somewhat dependent upon the ability of the vendors of such third party software and data to enhance their current products on a timely and cost effective basis in order to meet changing customer needs. If the Company were not able to acquire software and geographic data licenses from its current vendors, equivalent software and geographic data would need to be developed or purchased and integrated into the Company's systems. Although other alternative sources exist for the technology and data embodied in these license agreements, the Company may not be able replace the functionality of its current systems or may not be able to successfully integrate new software and data into its current system. Delays and interruptions could occur in the FindNow service which would result in a material adverse impact on the Company's business, operating results and financial condition.

EMPLOYEES

   As of February 13, 1997, the Company had a total of 22 full time employees including 5 in sales and marketing, 12 in software implementation, development, system operations, and customer support, and 5 in finance, management and administration. Outside contractors are used by the Company on an as-needed basis.

   InfoNow considers its relations with its employees to be good and has not experienced any interruption of operations as a result of labor disagreements. None of the Company's employees is subject to a collective bargaining agreement

   The Company believes that its ability to continue to attract and retain qualified personnel will be a key factor in the success of the Company. Competition for technical personnel with the skills required by the Company to deliver its products and services is intense. It may be difficult for the Company to obtain personnel with the required technical skills and could have a material adverse effect on the operations of the Company if it is unable to obtain additional qualified personnel needed for the planned growth of the Company's business or to replace existing employees in the event that the Company had to replace several key employees within a relatively short period of time.

PROPERTIES

   The Company leases approximately 7,800 square feet of office space at its headquarters in Denver, Colorado for its product development, marketing, operations and administration activities. This lease is with an unrelated party and terminates on June 30, 1999. The Company believes that its facilities are adequate for its current needs and that suitable additional space can be acquired if needed.

   The Company's principal Web server equipment and operations are housed and maintained by Rocky Mountain
Internet at its operations center in Denver, Colorado. The Company's operations are dependent in part upon its ability to protect its operating systems against physical damage from fire, floods, power loss, telecommunications failures and similar events. Although these facilities have safeguard protections such as a halon fire system, redundant telecommunications access, off-site storage of backups and 24 hour systems maintenance support, the Company does not presently have redundant multiple site capability to maintain uninterrupted operation in the event of any such occurrence. In addition, despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, and similar disruptions from unauthorized tampering with the Company's computer systems. The occurrence of any of these events could result in interruptions or delays in service to the Company's customers which could have a material adverse effect on the Company's business, results of operations and financial condition.

LEGAL PROCEEDINGS

   There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

              CHANGES IN COMPANY'S CERTIFYING ACCOUNTANT

   On January 27, 1997, the Company engaged the accounting firm of Hein + Associates LLP ("Hein") as its principal independent accountants to audit the Company's financial statements for its fiscal year ending December 31, 1996. The appointment of new independent accountants was approved by the Audit Committee and Board of Directors of the Company. The Company dismissed its former independent public accountants, Arthur Andersen LLP, effective with the appointment of Hein.

   Prior to the appointment of Hein, management of the Company had not consulted with Hein except that, at the Company's request, Hein read the Company's reports filed on Form 10-Q for the quarterly periods ending June 30,
1996 and September 30, 1996.

   During the two fiscal years ended December 31, 1995 and 1994, and the interim period subsequent to December
31, 1995, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused the former accountants to make reference in their report to such disagreements if not resolved to their satisfaction.

   Arthur Andersen's reports on the financial statements for the years ended December 31, 1995 and 1994 contained no adverse opinion or disclaimer of opinion and were not modified as to audit scope or accounting principles except for an explanatory paragraph regarding the Registrant's ability to continue as a going concern. Arthur Andersen LLP furnished the Company with a letter addressed to the Commission stating that it agreed with the above statements.


                              MANAGEMENT
DIRECTORS

   The directors of the Company and their ages as of February 28, 1997 are as follows:

                                       All Positions
                                       and Offices                Year  first
                                       held with                  became
Name                      Age          the Company                Director

Michael W. Johnson        36         President,
                                     Chief Executive Officer,        1995
                                     Director
Donald E. Cohen (A)(C)    43         Vice Chairman, Director         1995
Nahum Rand (A)            60         Chairman, Director              1991
Duane Wentworth(A)(C)     68         Director                        1997
Michael Basch(A)(C)       60         Director                        1998
_______________________
(A)   Member of the Audit Committee
(C)   Member of the Compensation Committee

The principal occupation and business experience of each director is set forth below:

   Michael W. Johnson has been Chief Executive Officer and President and a director of the Company since
October 1995. From 1990 to October 1995, Mr. Johnson was a consultant with McKinsey & Company, an international management consulting firm, where he served leading technology companies in the United States and Europe on issues of growth, strategy, customer service, and mergers and acquisitions. Mr. Johnson received a
Bachelor of Science degree in Applied and Engineering Physics, and a Bachelors of Arts degree in English from Cornell University, a Dipl
   Nahum Rand has been a director since April 1991 and was elected Chairman of the Board in October 1994. He served as a consultant to the Company from April 1991 through December 1992. From November 1990 to the present, he has served as the chairman and chief executive officer of Regions, Inc., an investment company which he founded.

   Duane Wentworth has been a director since July 1997 and has served as a management consultant to various businesses since 1992. Mr. Wentworth has over 41 years of business experience, including serving in management positions with IBM and Control Data. During his tenure at Control Data, from 1976 to 1982, he was responsible for the formation of Professional Services division, which provided world-wide consulting services for Control Data. Mr.
Wentworth has also served as chairman and owner of Data Decisions, Inc., a supplier of specialized data processing services.

   Michael Basch has been a director since February 1998. Mr. Basch founded and has served as President of Service Impact since 1989 which was established to advance the art, science and practice of leadership. Mr. Basch was Senior Vice President and a founding officer of Federal Express Corporation, for the first ten years of its existence, from 1972 to 1982. During his tenure at Federal Express, Mr. Basch established and led a number of key functions, including Sales, Customer Service, Personnel, Corporate Development, the Federal Express Southern
Division, PartsBank, and Hub Distribution Services. He also conceived of the Federal Express tracking and tracing system and designed, built and managed the $100 million Superhub, which remains the largest system of its kind in the world.

   There are presently five directors serving on the Company's Board of Directors. Directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected

EXECUTIVE OFFICERS

   Set forth below is certain information relating to the current executive officers and key employees of the Company. Biographical information with respect to Michael W. Johnson is included under "Directors" above.

NAME                   AGE         POSITION(S)
Michael W. Johnson      36         Chief Executive Officer and President

Kevin D. Andrew         39         Vice President and Chief Financial Officer,
                                   Secretary and Treasurer

W. Brad Browning        33         Vice President

Donald Kark             34         Vice President, Engineering and Technology

   Information concerning the business experience of Mr. Johnson is provided under the section entitled "Election of Directors."

   Kevin D. Andrew was elected to his current positions in March 1996. Prior to joining InfoNow, Mr. Andrew was President of Andrew Consulting, LLC, a financial management services firm. From 1992 to 1995 he served as Chief Financial Officer of Air Methods Corporation, a publicly held provider of emergency air ambulance services, and from 1983 to 1991 served in various senior financial management positions at CRSS, Inc., a diversified services company listed on the New York Stock Exchange. During his tenure at CRSS, Mr. Andrew served as chief accountant, director of general accounting, director of internal audit and Vice President and controller of Natec
Resources, Inc., a 50%-owed affiliate of CRSS, Inc. Prior to 1983, Mr. Andrew was with KPMG Peat Marwick.
Mr. Andrew has held CPA certificates in both Colorado and Texas. He earned his Bachelor of Science degree in
Business from Arizona State University.

   W. Brad Browning has been a Vice President and General Manager of the Company since January 1996. From
1990 to 1995, Mr. Browning was a consultant with McKinsey & Company, an international management consulting firm. Mr. Browning joined McKinsey & Company in June 1990 after obtaining an Masters of Business
Administration degree from Harvard University Graduate School of Business. While with McKinsey, he led technology and consumer clients on major marketing and sales initiatives focused on driving growth and significant profit improvement. He earned his Bachelor of Business Administration degree in Marketing from the University of Georgia.

   Donald Kark was elected to his position as Vice President, Engineering and Technology in May 1997. Prior to joining InfoNow in December 1996, Mr. Kark was with Welkin Associates, Ltd., from June 1995 to December 1996, where he was a consultant and advisor to high technology clients on advanced technology information systems. From
June 1985 to June 1995, Mr. Kark worked with TRW, Inc., as a chief engineer, project manager, hardware engineer and software developer. He holds a B.S.C.E.E. from Purdue University and has won numerous awards for his professional accomplishments, including TRW's most prestigious engineering award, the TRW Chairman's Award for Innovation.

   All executive officers are appointed by the Board of Directors and serve at the Board's discretion.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Company has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, and (iv) being available to the independent auditors during the year for consultation purposes. The Audit Committee met one time in the fiscal year ended December 31, 1997. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met one time in the fiscal year ended December 31, 1997. The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

   Directors are reimbursed for expenses incurred for attending any Board or committee meeting. There is no family relationship between any current or prospective director of the Company and any other current or prospective executive officer of the Company except for Michael Basch, who is the father-in-law of Michael Johnson, the Chief
Executive Officer and a director of the Company.

   During the fiscal year ended December 31, 1997, there were ten meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board and committees of the Board on which they were members.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange
Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company.
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 1997 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 1997, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.




DIRECTOR COMPENSATION

   Directors who are employees of the Company receive no additional compensation for service on the Board of Directors. Each director who is not a full-time employee of the Company is reimbursed expenses for attendance at
Board and Committee meetings. Effective July 2, 1997, a retainer fee of $1,000 per month is also paid to each non-employee director. This monthly retainer has been voluntarily deferred by the current directors. As of December 31, 1997, the Company had accrued $20,000 for this obligation. In addition, each non-employee director is awarded an option to purchase 20,000 shares of the Company's common stock on a bi-annual basis. The options are exercisable at the fair market value of the Company's common stock on the date of issuance and are exercisable over a 24 month period. Options expire ten (10) years from date of issuance. The options are forfeited upon resignation from the Board of Directors.

   The Company issued options to non-employee directors to purchase an aggregate of 60,000 shares of the company's common stock for their services during 1997 at exercise prices ranging from $0.81 to $1.84.

   On May 22, 1997, Directors Nahum Rand, Donald Cohen, Michael Johnson and Gene Copeland were each awarded non-statutory options to purchase 8,500 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's stock which was $1.84 per share for their service as directors in 1996. One-third of the underlying shares were exercisable at the date of issuance. The remaining underlying shares vest over 24 months. The options expire ten (10) years from the date of issuance. The options are forfeited upon resignation from the Board of Directors.

   All options granted to former director, Gene Copeland, were forfeited upon his resignation from the Board of Directors on December 10, 1997.

   In addition to the above, non-employee director Nahum Rand is entitled to receive a commission of 15% of the contracted total value of sales initiated and closed by him.

EXECUTIVE COMPENSATION

   The following summary compensation table sets forth the cash compensation earned for the fiscal years ended
December 31, 1997, 1996 and 1995 by the Company's Chief Executive Officer and by the highest compensated executive officers who were serving as executive officers at the end of the 1997 fiscal year whose individual total cash compensation for the 1997 fiscal year exceeded $100,000 (the "Named Executive
 Officers").

                      SUMMARY COMPENSATION TABLE

                                            Long Term Compensation
                 Annual Compensation                 Awards

                                                 Restricted
Name and Principal                               Stock   Options/  All Other
   Position               Year   Salary   Bonus  Awards    SARS    Compensation
Michael W. Johnson(1)     1997   110,000    -0-   -0-    582,493      -0-
 Chief Executive Officer, 1996   101,778(4) -0-   -0-    105,705      -0-
 President                1995    22,372    -0-   -0-    170,038 (2)  -0-
W. Brad Browning (3)      1997   110,000  1,500   -0-    170,000      -0-
 Vice President           1996   103,918    -0 -  -0-     85,000    15,000(5)
 Internet Products Group
___________________
(1)  Mr. Johnson joined the Company in October 1995.
(2) Includes warrants to purchase 8,500 shares of Common Stock, issued to Mr. Johnson in connection with his service as a director of the
   Company.  See "Management - Director Compensation".
(3)  Mr. Browning joined the Company in January 1996.
(4) The Company accrued and deferred $72,611 of Mr. Johnson's 1996 salary, of which $58,000 was satisfied by way of issuance on September
   13, 1996 of 51,555 shares of Common Stock at a price of $1.12 per share.
(5)  Represents reimbursement of relocation expenses.

   The following table presents information concerning individual grants of options to purchase Common Stock of the Company made during the fiscal year ended December 31, 1997, to each of the Named Executive Officers.

                OPTION/SAR GRANTS IN LAST FISCAL YEAR

                     Number of     Percent of Total
                     Securities    Options/SARs       Exercise
                     Underlying    Granted to            or
                     Options/SARs  Employees          Base Price   Expiration
Name                 Granted (#)   in Fiscal Year     ($/Sh.)        Date
Michael W.  Johnson    8,500 (1)       0.5%           1.84           5/22/07
                     573,993 (2)      35.7%           1.40          10/23/07

W.  Brad Browning     70,000 (3)       4.4%           2.11            1/9/06
                       5,000 (4)        .3%           2.11             1//06
                      80,000 (5)       5.0%           1.40          10/23/07
                      15,000 (6)        .9%            .79          10/23/07
____________________
(1) Immediately exercisable as to 1/3 of the shares as of the grant date of May 22, 1997, with the remainder vesting at 1/36 of the total shares each month thereafter.
(2) Immediately exercisable as to 2/3 of the shares as of the grant date of October 23, 1997, with the remaining 1/3 vesting at 1/18 each month thereafter. These options cancel and replace certain options ranging in price from $1.38 to $4.43. Agreement provides anti-dilution provisions. See "Employment Contracts."
(3) Issued as repricing of earlier issued options. Vests over 36 months from the grant date of 1/9/96, with 7/36 vesting seven months after grant, and an additional 1/36 vesting each month thereafter.
(4) Issued as repricing of earlier issued options. Immediately exercisable in full.
(5) Vests over eighteen months from the grant date of October 23, 1997, with 1/18 vesting each month after the grant.
(6) Vests over twelve months from the grant date of October 23, 1997, with 1/12 vesting each month after the grant.

   The following table sets forth the fiscal year-end value of unexercised options to purchase Common Stock of the Company for each Named Executive Officer. No options or SARs were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.

       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                  FISCAL YEAR END OPTION/SAR VALUES

                      Number of Securities          Value of Unexercised
                      Underlying Unexercised        In-the_Money Options/SARS
                      Options/SARs at FY-End (#)    at FY-End ($)(1)

Name                  Exercisable   Unexercisable   Exercisable   Unexercisable

Michael W.  Johnson       418,407       174,086          0              0

W.  Brad Browning          68,333       111,667          0              0
___________________
(1) Based upon the difference between the exercise price and the fair market value of the Common Stock for those options which at December
  31, 1997 had an exercise price less than the fair market value of the Common Stock on such date. The fair market value of Company
  Common Stock at December 31, 1997, measured as the mean of the closing bid and asked prices of the Common Stock on such date, was
  $0.29 per share.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

  The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on repricing of employee stock options. The Committee has responsibility for making recommendations for compensation and compensation policy. In carrying out this responsibility, an objective of the Committee is to structure compensation programs that will promote long-term stable growth and development within the Company.
The Committee believes that corporate development at InfoNow, an innovative technology company, is dependent on its ability to attract and retain high quality people and operates to ensure that goal.

  The Committee believes that stock options are a critical component of the compensation offered by the
Corporation to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. The market price of the Corporation's common stock decreased substantially from a high of $5.00 in the fourth quarter of 1995 to a low of $0.21 in the fourth quarter of 1997. In light of this substantial decline in the market price, the Committee believed that the outstanding stock options held by the Named Executive Officers with an exercise price far in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, on April 25, 1997, the Committee approved the repricing of stock options held by the Named Executive Officers.

  On April 25, 1997, the Committee recommended and the Board of Directors approved the repricing of incentive options granted to Michael Johnson, Chief Executive Officer and President of the Company. The repricing affected options to purchase 162,288 common shares of the Company. The options were exercisable at prices ranging from
$2.81 to $4.43 per share. All options were repriced to be exercisable at $2.11 per share, which was the fair market value of the Company's common stock at the date of the repricing. All other terms and conditions of the options remained unchanged. On October 23, 1997, Mr. Johnson exchanged all incentive options, including the repriced options, representing the right to buy 257,243 share of the Company's common stock, for a single option to purchase
573,993 shares of common stock at $1.40 per share. Such option was immediately exercisable as to two-thirds of the shares, with the remaining one-third vesting at one-eighteenth of the total per month thereafter.

  On April 25, 1997, the Committee recommended and the Board of Directors approved the repricing of incentive options grated to W. Brad Browning, Vice President-term development of new products and product lines, retention of high quality people, and promotion of long-term growth with the Company.

COMPENSATION COMMITTEE

Donald E. Cohen
Duane Wentworth
Michael Basch


EMPLOYMENT AGREEMENTS

  On January 1, 1998, the Company entered into a eighteen month employment agreement with Michael W.
Johnson, Chief Executive Officer and President of the Company. The agreement provides for an annual base salary of $110,000 and cash performance bonuses of up to $130,000 based on defined financial performance targets. The agreement provides for the acceleration of the vesting of all options awarded to him in the event that there is a change in control of the Company. If Mr. Johnson is terminated without cause, he is entitled to a 90 day advance notice and a severance payment equal to 75% of his annual base salary then in effect. In addition, the Company will accelerate vesting of 50% of all unvested options held by him at the date of his termination.

  On October 23, 1997, the Company entered into an agreement with Michael Johnson which expires on April 23, 1999, and provides compensation to Mr. Johnson in the event the Company is sold while he is President of the Company or within 120 days after Mr. Johnson ceases to be President. The compensation to be paid is based on a varying percentage of the transaction value ranging from 4% to 12% of the transaction value. No compensation will be paid for transactions valued less than $7.5 million.

  A provision in the option agreement between the Company and Mr. Johnson provides for dilution protection.
The agreement provides that additional options to purchase common shares shall be issued to Mr. Johnson equal to 10.7% of options exercised that were outstanding as of October 23, 1997. On October 23, 1997, there were 962,000 shares subject to unexercised options.

  On January 14, 1996, the Company entered into a two-year employment agreement with W. Brad Browning,
Vice President and General Manager of the Company's Internet Products Group. The agreement provides for an annual base salary of $110,000, including a non-recoverable draw against bonus of $25,000. Mr. Browning is eligible for an annual performance bonus equal to a percentage of revenues of the Internet Products Group, with total annual compensation capped at $200,000. Pursuant to the employment agreement, the Company is required to grant to Mr.
Browning options to purchase an additional 10,000 shares of Common Stock if cumulative gross sales of the Internet
Products Group reach certain specified levels.  All options vest over a 12
month period from date of grant.   All
options are to be issued at the fair market value of the date when the options are awarded. All options vest immediately upon a change of control of the Company. If Mr. Browning is terminated without cause, he is entitled to a severance payment equal to 50% of his annual base compensation then in effect.

1990 STOCK OPTION PLAN

  The Company's 1990 Stock Option Plan (the "Plan") was adopted by the Board of Directors on February 22,
1990 and approved by the Company's stockholders in October 1990. The Plan permits the granting of both incentive stock options ("ISOs") and non-statutory stock options ("NSOs") with respect to Company Common Stock. Options may only be granted to persons who are employees of the Company, which may include officers and directors who are employees. A total of 1,000,000 shares of the Company's Common Stock is reserved for issuance pursuant to awards granted under the Plan and options for an aggregate of 716,745 shares are outstanding as of February 28, 1997 at exercise prices ranging from $1.00 to $4.43. 59,475 options have been exercised since inception of the Plan. The
Board of Directors has proposed an amendment to the Plan, to be voted upon by the stockholders of the Company at its April 1997 Annual Meeting of Stockholders, which would allow the Company to grant NSOs to non-employee directors of the Company and would increase the number of shares of Common Stock reserved for issuance under the Plan from 1,000,000 to 1,700,000. The Plan is required to be administered by the Board of Directors or by a committee of two or more directors of the Company. It is currently administered by the Compensation Committee which determines the terms and conditions of options granted under the Plan, including the exercise price. The exercise price of incentive stock options granted under the Plan must be at least 100% (or 110% in the case of a holder of 10% or more of the voting power of all classes of stock of the Company) of the fair market value of the Company's
Common Stock at the date of grant while the exercise price of non-qualified options is at the discretion of the Committee. Each option must expire within 10 years of the date of grant. Options granted under the 1990 Plan are not transferable other than by will or the laws of descent and distribution unless the Board of Directors or Compensation Committee at the time an option is granted provides that such option may be assigned or transferred.
Securities subject to options granted under the 1990 Plan that lapse or terminate may again be subject to options granted under such Plan. The Plan provides that all options become fully exercisable upon a merger of the Company, the sale of substantially all of the Company's assets or the termination of an option holder's employment following a change in control of the Company.

  Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to optionees and the Company of options with respect to Company stock granted under the 1990 Plan should generally be as set forth in the following summary.

  An employee to whom as ISO which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such option. However, upon the exercise of an ISO, any excess in the fair market price of the Common Stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. If the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. The Company will not be entitled to a federal income tax deduction in connection with the grant or exercise of an ISO. If the employee does not hold such shares for the required period, when the employee sells such shares the employee will recognize ordinary compensation income and possibly capital gain or loss (long-term or short-term, depending on the holding period of the stock sold) in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income recognized by the employee.

  An employee to whom an NSO is granted will not recognize income at the time of grant of such option. When such employee exercises such NSO, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of the option exercise, of the shares that the employee receives upon such exercise over the option price paid. The tax basis of such shares to such employee will be equal to the option price paid plus the amount, if any, includable in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognizes taxable income in respect of such shares. Gain or loss upon a subsequent sale of any Company Common Stock received upon the exercise of a NSO generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the employee pays the option price in shares previously owned by the employee. Subject to the applicable provisions of the Code and regulations thereunder, the Company will be entitled to a federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the employee. This deduction will, in general, be allowed for the taxable year of the Company in which the optionee recognizes such ordinary income.

                        PRINCIPAL STOCKHOLDERS

  The following table and notes set forth as of March 11, 1998, the number of shares of the Company's outstanding
Common Stock beneficially owned by (i) the Company's Chief Executive Officer and by the highest compensated executive officers who were serving as executive officers at the end of the 1997 fiscal year whose individual total cash compensation for the 1997 fiscal year exceeded $100,000 (the "Named Executive Officers"), (ii) each director and nominee for director of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each person or group of persons known by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the
 Company.

                                                                   SHARES
                                            AMOUNT AND        BENEFICIALLY OWNED
                                            NATURE OF            WHICH MAY BE
NAME AND ADDRESS OF         BENEFICIAL    PERCENT OF CLASS      ACQUIRED WITHIN
BENEFICIAL OWNER            OWNERSHIP     BENEFICIALLY OWNED(1)    60 DAYS(4)

OFFICERS AND DIRECTORS:

Donald E. Cohen              555,079             10.2%               62,745
1875 Lawrence, Suite 1100
Denver, CO  80202

Michael W. Johnson           822,778             14.5%              313,436
1875 Lawrence, Suite 1100
Denver, CO  80202

Nahum Rand                   358,161(3)           6.4%              208,244
1875 Lawrence St., Suite 1100
Denver, CO  80202

W. Brad Browning             203,667              3.7%              135,000
1875 Lawrence St., Suite 1100
Denver, CO  80202

Duane Wentworth                8,333               --                8,333
1875 Lawrence St., Suite 1100
Denver, CO  80202

                                                                   SHARES
                                              AMOUNT AND    BENEFICIALLY OWNED
                                              NATURE OF        WHICH MAY BE
NAME AND ADDRESS OF  BENEFICIAL          PERCENT OF CLASS     ACQUIRED WITHIN
BENEFICIAL OWNER     OWNERSHIP        BENEFICIALLY OWNED(1)     60 DAYS(4)

Michael D. Basch        2,366                   --                1,666
1875 Lawrence St.,
Suite 1100
Denver, CO  80202

All Officers and
 Directors           2,138,191                34.2%             901,453
 as a Group
 (8 persons)

PRINCIPAL STOCKHOLDERS:

Dieter Heidrich        415,326(2)              7.6%             102,695
1113 Spruce Street
Boulder, CO 80302

Robertson Stephens     498,615                 9.0%            178,572
Orphan Fund
555 California Street,
Suite 2600
San Francisco, CA 94104

Robertson Stephens     384,273                 7.0%            142,858
Diversified Growth Fund
555 California Street,
 Suite 2600
San Francisco, CA 94104

Robertson Stephens     287,229                 5.2%            107,143
Global Low-Price Fund
555 California Street,
 Suite 2600
San Francisco, CA 94104
_______________________________
(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company understands that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Includes 142,857 shares of common stock and warrants to purchase 71,429 shares of common stock held by
     Opus Capital Fund, LLC, which is managed by Opus Capital, LLP.
(3) Includes 208,244 shares of common stock and warrants to purchase 135,319 shares of common stock held by the Rand Family Trust. Mr. Rand and his wife Jane Rand are the trustees of the trust and have sole voting and disposition power of the Trust.
(4) Represents the number of common shares set forth in column 1 that can be obtained through the exercise of warrants or options that are currently exercisable or that are exercisable within the next 60 days from March
     11, 1998.

                         CERTAIN TRANSACTIONS

     On March 29, 1996, the Company borrowed $100,000 from Kevin Andrew, Vice President and Chief
Financial Officer of the Company. In consideration therefor, the Company issued Mr. Andrew a promissory note in the principal amount of $100,000, due March 29, 1997, bearing interest at the prime rate plus 2.75%, and secured by all of the accounts receivable of the Company. The promissory note was convertible at the option of the holder at any time into shares of Common Stock of the Company at the rate of $3.00 per share. The note was subsequently extended to June 30, 1997, and was repaid on that date.

     On September 13, 1996, the Company issued shares of Common Stock to three officers of the Company as follows: (i) the Company issued 82,667 shares of Common Stock at a price of $1.12 and warrants to purchase 41,333 shares at $1.50 per share to Michael Johnson, President and Chief Executive Officer of the Company, in consideration for $20,000 in cash and $73,000 in accrued salary and expense obligations;
(ii) the Company issued 17,778 shares
of Common Stock at a price of $1.12 and warrants to purchase 8,889 shares at $1.50 per share to Kevin Andrew, Vice
President and Chief Financial Officer of the Company in consideration for $20,000 in accrued salary obligations; (iii) the Company issued 66,667 shares of Common Stock at a price of $1.12 and warrants to purchase 33,333 shares at $1.50 per share to W. Brad Browning, Vice President of the Company, in consideration for $75,000 in cash. All such warrants are exercisable until September 13, 1998.

     On December 11, 1997, the Company sold all the assets of its wholly-owned subsidiary, Cimarron
International, Inc. ("Cimarron"), to Cimarron Dog and Pony, Inc. ("Dog and Pony"). Dog and Pony is owned by Donald Cohen, a director of the Company and the former owner of Cimarron prior to its acquisition by the Company in 1995. After execution of the Transaction, the Company ceased all operations of its Cimarron subsidiary and liquidated the subsidiary on December 19, 1997. Because the Transaction did not involve a substantial part of the Company's assets, it was not submitted to the Stockholders for approval prior to consummation. Prior to its disposal on December 11, 1997, Cimarron had sales of $852,000 and lost $792,000 from operations which included a charge to impairment of long-lived assets of $863,000.

     Cimarron provides comprehensive business presentation services that range from simple graphic design to complete productions and presentations utilizing sophisticated multimedia presentations, multimedia authoring, production and project management. The Company acquired Cimarron in May 1995 to facilitate a change in the Company's strategy. From the Company's inception until 1995, the Company was focused on the distribution of software via encrypted CD-ROM. In 1995, the Company fundamentally changed its business and began to develop its Referral Management Services for large corporate clients. The acquisition of Cimarron allowed the Company to utilize resources and capabilities of Cimarron, such as multimedia authoring capability and its existing client contacts, to facilitate its change in strategic direction as well as to provide an operating infrastructure and revenues as the Company completed this transition. The Company paid total consideration of $1,348,000 to acquire Cimarron in 1995 of which Mr. Cohen received $1,100,000 of the total proceeds which included common stock of the Company valued at $640,000.

     The Board of Directors unanimously approved the sale of Cimarron assets on December 11, 1997, with the exception of Mr. Cohen, who abstained from voting in this matter. The Board of Directors believe this sale has two major benefits to the Company and its shareholders; first, it allows the Company to focus exclusively on developing its FindNow Referral Management Services business which the Company believes has a much higher growth potential than the Cimarron business. Second, the sale provides significant additional cash to invest in this core business. In addition, the Board of Directors believe that a sale of Cimarron is desirable because substantial management attention will be required in the future to reverse a three year trend of declining revenues and profits due to changing market conditions in Cimarron's core business.

     The Company estimates the total value of the sale transaction (the "Transaction") be $321,000, including
$100,000 of contingent consideration. The Transaction included assets of approximately $63,000 consisting of specialized computer equipment and software, of which the Company recognized a book gain of approximately
$24,000. Also included in the Transaction were approximately $58,500 of accounts receivable which were transferred at full value as recorded on Cimarron's books with no offset for bad debt. Approximately $66,000 of intangible assets related to the business tradename, customer lists, in-process contracts and related unbilled revenues were also included in the Transaction. Dog and Pony also assumed all recorded liabilities of Cimarron which amounted to approximately
$51,000, consisting of approximately $13,000 of accounts payable and $37,000 of other accrued liabilities. The
Company believes substantially all of these liabilities have been satisfied.
Mr. Cohen also agreed to terminate his own employment agreement with the Company. As part of the Transaction, the Company executed an earnout agreement which provides that Dog and Pony shall pay 25% of all quarterly gross profits in excess of $116,500 to the Company until the earlier of: (i) March 31, 2001, or (ii) until payments total $100,000.

     In connection with the Transaction, the Company executed a cost sharing agreement with Dog and Pony which provides that the Company shall provide certain administrative services for $12,000 per month. This agreement expires March 31, 1998, and can be extended by mutual agreement of both parties.

     The Company submitted the Transaction to the Vancouver Stock Exchange ("VSE") for approval in accordance with the rules and regulations of the VSE. The Company obtained VSE approval of the Transaction subject to ratification by the shareholders of the Company. The Transaction will be submitted to the shareholders of the Company for ratification at the May 8, 1998 annual meeting of shareholders.

     The total consideration paid including contingent consideration equals
5.2 times 1997 cash flow of
approximately $62,400 and represents 3.5 times 1997 cash flow if contingent consideration is excluded. The Board of Directors determined that this valuation was consistent with a business in a mature or declining market such as Cimarron. Revenues from Cimarron have been declining over the last three years due to a shift away from 35mm slides to electronic presentations and a trend towards in-house production of many types of business presentations.

     The Board of Directors believes that ratification of the Transaction is in the best interest of the Company's
Stockholders.

     In the event that shareholders do not ratify the Transaction, the Board of Directors believes that it would not be practicable to reverse the Transaction. As a result, the Company may be subject to disciplinary action from the VSE, including possible suspension of trading or delisting from the VSE.

                         SELLING STOCKHOLDERS

     The following tables set forth certain information with respect to the Common Stock beneficially owned by each Selling Stockholder as of April 15, 1998, and as adjusted to give effect to the sale of such securities. The Shares are being registered to permit public secondary trading of such securities, and the Selling Stockholders may offer such securities for resale from time to time. See "Plan of Distribution."

     The Shares of Common Stock being offered by the Selling Stockholders fall into two categories: (i) 2,634,485
Shares acquired from the Company in various private transactions in 1995, 1996 and 1997in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as the basis for an exemption from registration; and
(ii) 1,261,945 Shares that may be purchased by the Selling Stockholders upon exercise of warrants ("Warrants") held by such persons to purchase Common Stock. In connection with such private transactions, the Company agreed to register all such shares of Common Stock and the shares of Common Stock issuable upon exercise of the Warrants.
Except as set forth below, none of such Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of ownership of the securities of the Company. The Shares may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution". In accordance with the rules of the Commission, the columns "Common Stock
Owned After Offering" show the amount of securities owned by Selling Stockholders after the offering. The numbers in such columns assume all Shares registered and offered by this Prospectus, shown in the column "Common Stock
Offered" are sold by the Selling Stockholders. However, the Selling Stockholders are not required to sell any of the Shares offered, and the Selling Stockholders may sell as many or as few Shares as they choose. See "Plan of Distribution".

                                                               Common Stock
 Name of                  Common Stock       Common Stock     Owned After
 Selling Stockholders      Owned Prior         Offered         Offering (1)

                       Amount    Percent(3)              Amount(4) Percent(3)(5)
Rand Family Trust(6)  336,244     5.6%     128,000(2)     208,244     --

Nahum Rand             24,176      --       8,500(2)         0        --

OPUS Capital
  Fund LLC(7)         214,286     3.6%     214,286(2)        0       --


Environmental
Systems Research      115,000     1.9%      115,000(2)        0        --
Institute, Inc.

Dieter Heidrich(7)    201,040     3.4%      201,040           0        --

Donald Cohen(8)       556,260     9.4%      500,834(2)   55,426        --

Copeland              143,530     2.4%      143,530(2)        0        --
Consulting Group,
 Inc.(9)


Michael Johnson(10)   628,061    10.2%      363,269(2)    264,792     3.7%

Paul Stapleton         37,500      --        37,500            0       --

Kevin Andrew(11)      131,252    2.2%        26,667(2)     104,585    1.5%

W. Brad Browning(12)  209,861    3.5%        100,000(2)    109,861    1.5%

David Honan            38,286     --           7,143(2)    31,143      --

Robertson Stephens    107,143    1.8%         107,143(2)        0      --
Global Low Price
 StockFund

Joren Peterson        225,000    3.8%         225,000           0      --

Stuart Fulinwider     225,000    3.8%         225,000           0      --

Pfeiffer Public
Relations              75,000    1.3%          75,000(2)        0      --

Robert Louthan        30,000      --           30,000(2)

Robertson Stephens   364,273     6.1%         364,273(2)        0       --
Diversified Growth
Fund

Robertson Stephens   498,615     8.3%         498,615(2)        0       --
Orphan Fund

Robertson Stephens   287,130     4.9%         287,130(2)        0       --
Orphan Offshore Fund

Larry Baratz          28,500      --           28,500(2)        0       --

Dennis DeCoste       105,000     1.8%         105,000(2)        0       --

Cruttenden Roth
Incorporated         105,000     1.8%         105,000(2)        0       --

All Selling        4,686,157    61.0%       3,896,430      774,051     10.8%
Stockholders
as a Group


(1) Includes shares underlying options and Warrants to purchase Common Stock which are currently exercisable or are exercisable within
     60 days.
(2) Includes the following Shares which may be purchased by Selling Stockholders upon exercise of Warrants: Rand Family Trust - 128,000
     Shares; Nahum Rand - 8,500 Shares; Pfeiffer Public Relations - 75,000 Shares; Michael W. Johnson - 49,833 Shares; Donald Cohen -
     8,500 Shares; Copeland Consulting Group, Inc. - 93,530 Shares; Kevin Andrew - 8,889 Shares; David Honan - 7,143 Shares; Dennis
     B. DeCoste - 35,000 Shares; Cruttenden Roth Incorporated -105,000 Shares;
W. Brad Browning -33,333 Shares;  Robertson Stephens
     Orphan Fund - 178,572 Shares; Robertson Stephens Orphan Offshore Fund - 35,715 Shares; OPUS Capital Fund, LLC - 71,429 Shares;
     Larry Baratz - 28,500 Shares; ESRI - 115,000 Shares; Robertson Stephens Global Low Price Fund - 107,143 Shares; Robertson Stephens
     Diversified Growth Fund - 142,858 Shares; Robert Louthan - 30,000 Shares.

(3) No percent of class is shown for holders of less than 1%. Percentage computations are based on 5,853,679shares of Common Stock outstanding as of April 15, 1998.
(4) Assumes sale of all Common Stock offered hereby. See "Plan of Distribution".
(5) Assumes issuance of 1,261,945 shares of Common Stock issuable upon exercise of shares of Common Stock underlying the Warrants registered hereby, and is therefore based on 7,115,624 shares of Common Stock outstanding. No percent of class is shown for holders of less than 1%.
(6) Nahum Rand, a director of the Company, and his wife are the trustees of the trust and have sole voting and disposition power over the trust..
(7)  OPUS Capital Fund, LLC is managed by OPUS Capital, Inc.  OPUS Capital
Inc. ("OPUS") provided financial and strategic consulting
     services to the Company. Gene R. Copeland, a former director of the Company, is an associate of OPUS. Dieter Heidrich is a managing director of OPUS.
(8) Mr. Cohen is Vice-Chairman of the Company, and has served as a director of the Company since May 1995.
(9)  Mr. Copeland is a former director of the Company.
(10) Mr. Johnson is the President, Chief Executive Officer and a director of the Company.
(11) Mr. Andrew is a Vice President and Chief Financial Officer of the Company.
(12) Mr. Browning is a Vice President of the Company.


                         PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The
Shares offered by the Selling Stockholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Selling Stockholders may effect such transactions by selling
Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling
Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933, in connection with such sales. The Company has entered into a Selling Agreement with holders of all of the Shares offered hereby, which contains the Company's agreement to indemnify the Selling Stockholders for losses or damages, including losses or damages under the Securities Act, to which the Selling Stockholders may become subject arising out of or based upon untrue statements of fact contained in the registration statement of which this Prospectus is a part.

                      DESCRIPTION OF SECURITIES
GENERAL

     The authorized capital stock of the Company consists of an aggregate of 15,000,000 shares of Common
Stock, $.001 par value, and 1,962,335 shares of Preferred Stock, $.001 par value. As of the date hereof, 5,853,679 shares of Common Stock, and no shares of Preferred Stock, are outstanding.




COMMON STOCK

     Subject to preferences that may apply to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common
Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among other holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Of the 1,962,335 shares of authorized Preferred Stock, 213,483 shares are designated Series A Convertible
Preferred Stock, and 1,748,852 shares are without designation.

     Each share of Series A Convertible Preferred Stock is convertible into four shares of Common Stock. The
Series A Convertible Preferred Stock has a liquidation preference of $1.593 per share, and is entitled to dividends when, as and if declared, and is entitled to dividends in preference to dividends on any junior securities of the Company. The Series A Convertible Preferred Stock has voting rights on all matters subject to stockholder voting, and votes on an as-converted-to Common Stock basis. There are no shares of Series A Convertible Preferred Stock outstanding and the Company has no plans to issue such stock.

     The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of 1,748,852 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common
Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk FactorsFuture Issuance of Stock by Company Without Shareholder Approval".
The Company has no current plan to issue any shares of Preferred Stock.

STOCK OPTIONS AND WARRANTS

     The 1990 Plan provides for the grant of options to acquire a maximum of 2,300,000 shares of Common
Stock. As of February 28, 1998, options for an aggregate of 1,553,079 shares are outstanding at exercise prices ranging from $0.29 to $2.56. 61,587 options have been exercised since inception of the Plan. See "Management
1990 Stock Option Plan".

     As of February 28, 1998, warrants to purchase 2,121,388 shares of Common Stock are outstanding, and of such number 2,068,972 are currently exercisable or are exercisable within 60 days from such date. The warrants were issued between 1993 and 1998 in financing transactions, as director compensation, and for other purposes. The warrants are exercisable at prices ranging from $.29 to $121.13. 1,585,525 of the warrants expire in 1998, 200,000 of the warrants expire in 1999, 200,000 of the warrants expire in 2000, 125,000 expire in 2001 and 10,861 of the warrants expire in 2005. Certain of the warrants which expire in 1998 contain ratcheting provisions which act to protect the warrant holder from issuances of Company securities below market value.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                           INDEMNIFICATION

     Article VII of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article V of the Registrant's Bylaws provides for the indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have 5,853,679 shares of Common Stock outstanding based upon the number of shares outstanding as of April 15, 1998. Of the 3,896,430 Shares offered pursuant to this Prospectus, 2,634,485 are shares of Common Stock which prior to this offering were outstanding but not freely tradeable, but which are now freely tradeable without restriction or further registration under the Securities Act unless acquired by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act, which shares will be subject to the resale limitations of Rule 144 described below. Of the 3,896,430 Shares offered pursuant to this Prospectus, the remaining 1,261,945 Shares represent shares of Common Stock underlying Warrants which have not been exercised. If all of such Warrants are exercised, the total number of shares of Common Stock outstanding would increase from 5,853,679 to 7,115,624.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three month period a number of shares that does not exceed the greater of: (i) 1% of the outstanding shares of the Common Stock (approximately 58,536 shares immediately after completion of the offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     In general under Rule 144(k), as currently in effect, a stockholder, who is not an affiliate of the Company, and who has beneficially owned such shares for at least two years, may sell all of such stockholder's shares without the volume limitations of Rule 144 described above.

     The Company has reserved 2,200,000 shares of Common Stock for issuance under the 1990 Plan. At appropriate times subsequent to completion of the offering, the Company intends to file registration statements under the Securities Act to register the Common Stock to be issued under those plans. After the effective date of such registration statements, shares issued under these plans will be freely tradable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

     Prior to this offering, the market for the Company's securities has been characterized by volatility and small trading volume. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the offering. Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk FactorsSecurities Eligible for Future Sale."

                    CERTAIN U.S. TAX CONSEQUENCES
                 TO NON-U.S. HOLDERS OF COMMON STOCK

GENERAL

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder who is not a U.S. person (a "Non-U.S. Holder"). For this purpose, the term "Non-U.S. Holder" means any person who or that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign estate or trust, or a foreign partnership one or more of the members of which is a Non-U.S. Holder. This discussion does not deal with foreign, state and local tax consequences and does not address all aspects of U.S. federal income and estate taxes that may be relevant to Non-
U.S. Holders in light of their personal circumstances. (In particular, the discussion does not discuss the treatment of Non-U.S. Holders subject to special tax treatment under the federal income tax laws, including banks, insurance companies, dealers in securities, and holders of securities as part of a "straddle", "hedge", or "conversion transaction".) Furthermore, this discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change (possibly with retroactive effect). Each prospective purchaser of Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Stock.

     An individual will be deemed to be a resident alien for U.S. tax purposes if the individual is treated as a permanent U.S. resident under U.S. immigration laws or, subject to certain exceptions, if the individual is present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-calendar year period ending with the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens; they are also subject to the U.S. estate tax (generally without benefit of the marital deduction for a non-citizen spouse).

DIVIDENDS

     The gross amount of any dividends paid by the Company to a Non-U.S. Holder of Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States. If a dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States (and if a tax treaty applies, is attributable to a "permanent establishment" in the United States, through which such trade or business is conducted), the dividend would be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, as the case may be, and, provided that the applicable certificate is provided, would be exempt from the 30% withholding tax described above. Any such dividends received by a corporate Non-U.S. Holder may be eligible for the 70% dividends-received-deduction. Any effectively connected dividend may under certain circumstances, also be subject to an additional "branch profits tax" at a 30% rate or at such lower rate (including zero) as may be specified by an applicable income tax treaty.

     Under current U.S. Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts of U.S. tax withheld by the Company by filing an appropriate claim for refund with the U.S. Internal Revenue Service (the "Service").

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. The Company has not been and does not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes. Non-U.S. Holders who fall under clause (i) or (ii) above, should consult their tax advisors regarding the tax treatment applicable to them.

FEDERAL ESTATE TAXES

     Common Stock owned, or treated as owned, by a non-resident alien individual (as specifically determined for U.S. Federal estate tax purposes) at the time of death will be included in such holder's gross estate for U.S.
federal estate tax purposes, unless an applicable tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply whether or not withholding is required. Copies of the information returns reporting such dividends and tax withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under exchange-of-information provisions of an applicable income tax treaty.

     U.S. backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain information under U.S. information reporting requirements) generally will not apply to (a) dividends paid to a Non-U.S. Holder that is subject to U.S. withholding at the 30% rate (or such lower rate provided under an applicable treaty) or
(b) under current law dividends paid to
a Non-U.S. Holder at an address outside the U.S. However, under proposed regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to backup withholding at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, either directly or indirect through an intermediary.

     The backup withholding and information reporting requirements will not apply with respect to the proceeds paid to a Non-U.S. Holder upon the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a U.S.
person or a "U.S. related person", however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain other requirements are met or the Holder otherwise establishes an exemption. For this purpose, a "U.S.
related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person
50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business. The payment of the proceeds of a sale of shares of Common Stock to or through a U.S. office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S.
Holder will be allowed as a refund or a credit against the Holder's U.S. federal income tax liability, provided that required information is furnished to the Service.

     These information reporting and backup withholding rules are under review by the U.S. Treasury, and their application to the Common Stock could be changed prospectively by future regulations. The U.S. Treasury has recently issued final regulations requiring Non-U.S. Holders to acquire U.S. taxpayer identification numbers in situations where they are obligated to file certain U.S. tax returns and where they file refund claims. This provision is not applicable with respect to information returns.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH HIS TAX ADVISOR WITH RESPECT TO THE INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED
 STATES
FEDERAL LAWS AND THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                            LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for the Company by Chrisman,
Bynum  & Johnson, P.C., Boulder, Colorado.

                               EXPERTS

     The Consolidated Financial Statements of the Company at December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Hein + Associates LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of Hein+Associates LLP dated February 13, 1998 contained an explanatory paragraph concerning the Company's ability to continue as a going concern.

                          [INSERT "F" PAGES]


     NO PERSON HAS BEEN
AUTHORIZED TO GIVE ANY            3,896,430 Shares
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN
THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE       INFONOW CORPORATION
RELIED UPON AS HAVING BEEN
AUTHORIZED.  THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER
TO SELL OR THE SOLICITATION OFANY OFFER TO BUY ANY
SECURITIES OTHER THAN THE SECURITIESTO WHICH IT RELATES OR AN Common Stock
OFFER TO SELL OR THE SOLICITATIONOF AN OFFER TO BUY SUCH
(par value $.001 per share)
SECURITIES IN ANY CIRCUMSTANCESIN WHICH SUCH OFFER OR
SOLICITATION IS UNLAWFUL.  NEITHERTHE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS
BEEN NO CHANGE IN THE AFFAIRS
OF THE COMPANY SINCE THE
DATE HEREOF OR THAT THE
INFORMATION CONTAINED HEREIN
IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE.


TABLE OF CONTENTS               Page

Available Information..............2
Prospectus Summary.................3
Risk Factors.......................5
The Company........................9
Use of Proceeds...................10
Market for the Company's
Common Stock......................11
Determination of Offering Price...11
Dividend Policy...................11
Capitalization....................12
Selected Financial Data...........13
Management's Discussion and
 Analysis.........................13
Business..........................17
Changes in Company's
Certifying Accountant.............23
Management........................24
Principal Stockholders............32
Certain Transactions..............34
Selling Stockholders..............35
Plan of Distribution..............37
Description of Securities.........37
Indemnification...................39
Shares Eligible for Future Sale...39
Certain U.S. Tax
Consequences to Non-U.S.
Holders
  of Common Stock.................40
Legal Matters.....................42
Experts...........................42
Consolidated Financial
Statements.......................F-1





                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities. Article Seven of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article
Five of the Registrant's Bylaws provides for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses to be borne by the Company in connection with the offering described in the Registration Statement.

     Registration Fee               $1,678
     Legal Fees and Expenses        10,000
     Accounting Fees and Expenses    3,000
     Printing Expenses                 200
     Miscellaneous Expenses            122
       Total                        15,000



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The information in this Item gives retroactive effect to a 1-for-25 reverse stock split of the Company's
Common Stock which was effective April 7, 1995.

The Registrant sold the following unregistered securities during 1995:

     (1) On March 30, 1995, the Company delivered to Sigma Security (Europe LTD.) a convertible promissory note in the amount of $50,000, convertible into Common Stock for $.80 per share. The note was subsequently converted into 64,401 shares of Common Stock in May 1995. In connection with such conversion, the
Company issued a warrant to purchase 62,500 shares of Common Stock at $1.30 per share.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (2) On May 9, 1995 the Company issued to the Lenders 299,028 shares of Common Stock and warrants to purchase 299,028 shares of Common Stock at prices ranging from $1.30 to $2.60 in exchange for all remaining principal and accrued interest through April 30, 1995 on the Master Note ($458,046) and 37,665 shares of Series A
Preferred Stock.
The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (3) On May 22, 1995, the Company sold an aggregate of 1,039,846 shares of Common Stock to 13 accredited investors (9 Canadian residents and 4 United States residents), for an aggregate purchase price of
$1,351,800. In connection with such transaction, the Company issued to a placement agent a warrant to purchase
100,000 shares of Common Stock at $1.30 per share.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemptions provided by Regulation D and Regulation S of the
Securities Act.

     (4) On May 22, 1995, the Company issued 533,334 shares of Common Stock (aggregate value of
$693,334) to Donald Cohen and a secured convertible promissory note in the aggregate principal amount of $300,000 to Therese Cohen in exchange for all of the outstanding capital stock of Cimarron International, Inc. In connection with the acquisition, the Company issued warrants to purchase 107,844 shares of Common Stock, exercisable at $.40 per share, to Opus Capital, Inc. for its advisory services in connection with the transaction.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (5) On May 22, 1995, Nahum Rand, Chairman of the Board of the Company, was issued 48,077 shares of Common Stock valued at $1.30 per share, as well as a warrant to purchase 125,000 shares of Common Stock at $0.40 per share, in consideration for services as Chairman of the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (6) On May 22 1995, in consideration for financial advisory services, the Company issued warrants to purchase Common Stock at an exercise price of $.40 per share to the following persons in the following amounts:
--Dieter Heidrich, 170,065 shares, Daryl Yurek, 170,065 shares, and Copeland Consulting Group, Inc., 120,043 shares. Gene Copeland, a director of the Company is a principal of Copeland Consulting Group, Inc.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (7) On May 22 1995, in consideration for marketing consulting, the Company issued to a consultant warrants to purchase 37,500 shares of Common Stock at exercise prices ranging from $.40 to $.80 per share.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (8) On June 19, 1995, the Company issued warrants to purchase 16,650 shares of Common Stock at
$2.25 to director Nahum Rand in consideration for services as Chairman of the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (9) On July 17, 1995, the Company issued to each of Dieter Heidrich and Daryl Yurek warrants to purchase 25,000 shares of Common Stock at $2.25 per share for financial advisory services.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (10) On June 30, 1995, the Company issued 16,737 shares of Common Stock to certain vendors of the
Company in consideration for the cancellation of Company accounts payable of approximately $38,511.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (11) On August 21, 1995, the Company issued 67,731 shares of Common Stock to an existing stockholder in consideration for $39,961.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption provided by Regulation S of the Securities Act.

     (12) On August 23, 1995, the Company issued 498,621 shares of Common Stock (aggregate value of
$2,119,139) and promissory notes in the aggregate principal amount of $50,000 to Paul D. Barker ($2,500); Craig
Michaelis ($23,970); David Wertzberger ($13,970); and Michael Yates ($19,560) in exchange for all of the outstanding capital stock of Navigist, Inc. In connection with the acquisition, the Company issued to Opus Capital, Inc. and Copeland Consulting Group, Inc. warrants to purchase an aggregate of 91,920 shares of Common Stock at exercise prices ranging $.40 to $3.25 per share, for advisory services in connection with the transaction. In addition, the Company issued a warrant to purchase 24,000 shares of Common Stock at $4.25 to a consultant of Navigist, Inc.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (13) On October 10, 1995, for management advisory services performed, the Company issued warrants to purchase Common Stock at $.40 per share to Copeland Consulting Group, Inc., Dieter Heidrich and Daryl Yurek, in the amounts of 23,486, 35,229 and 35,229 shares respectively.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (14) On December 1, 1995, Michael Johnson, assignee of Therese Cohen, converted a convertible promissory note in the principal amount of $300,000 into 230,769 shares of Common Stock.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (15) In June 1995 the Company issued to Mark Bronder, former Chief Executive Officer of the
Company, 14,072 shares of the Company's Common Stock, valued at $2.38 per share for accrued salary and expenses of approximately $33,474.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

The Registrant sold the following unregistered securities during 1996:

     (1) On March 29, 1996 the Company executed a promissory note to Kevin Andrew, the Company's
Chief financial Officer, in the amount of $100,000, secured by all the receivables of the Company. The note can be converted into common stock at $3.00 per share at any time prior to maturity.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (2) On March 5, 1996, the Company issued a warrant to Environmental Systems Research Institute,
Inc. to purchase 115,000 shares of Common Stock at $2.63 per share in connection with an agreement to provide services to the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (3) On September 13, 1996, the Company issued an aggregate of 167,111 shares of Common Stock and warrants to purchase an aggregate of 83,556 shares of Common Stock at a purchase price of $1.50 each in return for $188,000 net proceeds as follows:

     Michael Johnson contributed $93,000 in cash, deferred salary and deferred expenses for 82,667 shares and 41,333 warrants; W. Brad Browning contributed $75,000 in cash for 66,667 shares and
     33,333 warrants; and Kevin Andrew contributed $20,000 in deferred salary for 17, 778 shares and
     8,889 warrants

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (4) On December 6, 1996, the Company sold an aggregate of 2,014,723 Units, each Unit consisting of one share of Common Stock and one non-transferrable share purchase warrant, to 17 accredited investors (9 non-
United States residents and 8 United States residents), for an aggregate purchase price of $2,820,612. Two share purchase warrants entitle the holder to acquire one additional Common share at $1.40 per share. In connection with the transaction, the Company issued a warrant to purchase 105,000 shares of Common Stock at $1.40 to Cruttenden
Roth, Inc.  for services rendered in connection with the placement.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemptions contained in
Section 4(2) and provided by Regulation S of the Securities Act.

     The Registrant sold no unregistered securities during 1997.

     The Registrant sold the following unregistered securities during 1998:

     (1) On January 23, 1998, the Company issued warrants to purchase 30,000 shares of Common Stock to a consultant who performed recruiting consulting services for the Company. The warrant has an exercise price of $.29 per share and expires January 23, 2001.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.

     (2) On March 2, 1998, the Company issued 2,000 shares of Common Stock with an aggregate value of $1,660 to a non-U.S. resident in connection with a loan to the Company.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemptions provided by Regulation S of the Securities Act.

     (3) On March 27, 1998, the Company sold an aggregate of 450,000 shares of Common Stock to two accredited investors for an aggregate purchase price of $787,500.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemptions provided by Regulation D of the Securities Act.

     (4) On April 9, 1998, the Company issued 37,500 shares of Common Stock to an existing shareholder upon exercise of warrants to purchase Common Stock, in consideration for payment of an aggregate price of $22,000, the exercise price of the warrants.

The Company believes this transaction was private in nature and was exempt from the registration requirements of
Section 5 of the Securities Act by virtue of the exemption contained in
Section 4(2) of the Securities Act.


ITEM 27.  EXHIBITS

     (a) The following documents are filed herewith and made a part of this Registration Statement:

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT

1.1  Form of Selling Agreement
3.1  Certificate of Incorporation of the Company, as Amended.(A)
3.3  Bylaws of the Company, as Amended.(B)
4.1 Form of Common Stock Certificate for the Registrant's Common Stock, $.001 par value per share.(B)
4.4  Form of Class C Warrant.(C)
5.1  Opinion of Chrisman, Bynum & Johnson, P.C.
10.3 Conversion Agreement by and between the Registrant and Gilman Securities Corporation dated as of August
     19, 1993.(D)
10.14     InfoNow Corporation 1990 Stock Option Plan, as amended.(A)
10.27 Opus Agreements to Provide Financial Advisory Services dated May 23, 1995, July 17, 1995, August 2,
          1995 and October 10, 1995.(E)
10.29 Employment Agreement between the Company and W. Brad Browning dated January 9, 1996.(E)
10.30 Employment Agreement between the Company and Kevin Andrew dated March 1, 1996.(E)
10.32 Agreement between the Company and Environmental Systems Research Institute, Inc. ("ESRI") dated March
          6, 1996.(E)
10.33 Stock Purchase and Sale Agreement by and among VDC Paradigms, Inc., Craig Michaelis, David
          Wertzberger and InfoNow Corporation dated December 13, 1996.(A)
10.34 Employment Agreement between the Company and Donald E. Cohen dated May 22, 1995, as amended.(A)
10.35 Asset Sale Agreement for sale of assets to Cimarron Dog and Pony Company, Inc. dated December 11,
          1997.(F)
10.36     Michael W. Johnson employment agreement dated January 1, 1998.(F)
10.37 Agreement dated October 23, 1997 between the Company and Michael W. Johnson regarding sale of the
          Company.(F)
16.1 Letter from Arthur Andersen LLP dated January 27, 1997.(G)
23.1 Consent of Hein + Associates LLP.
23.2 Consent of Chrisman, Bynum & Johnson, P.C. (included in its opinion filed as Exhibit 5.1).
24.1 Power of Attorney (included in signature page of original filing).

_______________________
(A) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
(B) Incorporated by reference from Registration Statement No. 33-43035 on Form S-1 dated February 14, 1992.
(C) Incorporated by reference from Post-Effective Amendment No. 2 to Registration Statement No. 33-43035 on Form S-1 dated July 13,
     1993.
(D) Incorporated by reference from Post-Effective Amendment No. 3 to Registration Statement No. 33-43035 on Form S-1 dated September
     30, 1996.
(E) Incorporated by reference from the Company's Annual Report on Form 10-K for year ended December 31, 1995.
(F) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
(G) Incorporated by reference from the Company's Current Report on Form 8-K dated January 27, 1997.



ITEM 28.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

          A. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of
1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration
Statement;

          B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                              SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on the _____ day of May, 1998.

                        INFONOW CORPORATION

                                   By:

            Michael W. Johnson, Chief Executive Officer

                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael W. Johnson, Kevin D. Andrew, or either of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name          Title           Date
President, Chief Executive Officer   May __, 1998
Michael W. Johnson   (Principal Executive Officer) and Director

Vice President, Chief Financial
Officer, Secretary      May __, 1998
Kevin D. Andrew      and Treasurer (Principal Financial and Accounting
          Officer)

Director        May __, 1998
Michael D. Basch

 Vice Chairman and Director     May __, 1998
Donald E. Cohen

 Chairman and Director     May __, 1998
Nahum Rand

 Director         May __, 1998
Duane H. Wentworth


                          INDEX TO EXHIBITS

Exhibit                                             Sequential
Number Description                                   Page No.

1.1     Form of Selling Agreement
3.1     Certificate of Incorporation of the Company, as Amended.(A)
3.3     Bylaws of the Company, as Amended.(B)
4.1 Form of Common Stock Certificate for the Registrant's Common Stock, $.001 par value per share.(B)
4.4     Form of Class C Warrant.(C)
5.1     Opinion of Chrisman, Bynum & Johnson, P.C.
10.3 Conversion Agreement by and between the Registrant and Gilman Securities Corporation dated as of August 19, 1993.(D)
10.14  InfoNow Corporation 1990 Stock Option Plan, as amended.(A)
10.27 Opus Agreements to Provide Financial Advisory Services dated May 23, 1995, July 17, 1995,
       August 2, 1995 and October 10, 1995.(E)
10.29 Employment Agreement between the Company and W. Brad Browning dated January 9, 1996.(E)
10.30 Employment Agreement between the Company and Kevin Andrew dated March 1, 1996.(E)
10.32 Agreement between the Company and Environmental Systems Research Institute, Inc. ("ESRI")
       dated March 6, 1996.(E)
10.33 Stock Purchase and Sale Agreement by and among VDC Paradigms, Inc., Craig Michaelis, David
       Wertzberger and InfoNow Corporation dated December 13, 1996.(A)
10.34 Employment Agreement between the Company and Donald E. Cohen dated May 22, 1995, as amended.(A)
10.35 Asset Sale Agreement for sale of assets to Cimarron Dog and Pony Company, Inc. dated December
       11, 1997.(F)
10.36  Michael W. Johnson employment agreement dated January 1, 1998.(F)
10.37 Agreement dated October 23, 1997 between the Company and Michael W. Johnson regarding sale of the Company.(F)
16.1   Letter from Arthur Andersen LLP dated January 27, 1997.(G)
23.1   Consent of Hein + Associates LLP.
23.2 Consent of Chrisman, Bynum & Johnson, P.C. (included in its opinion filed as Exhibit 5.1).
24.1   Power of Attorney (included in signature page of original filing).

_______________________
(A) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
(B) Incorporated by reference from Registration Statement No. 33-43035 on Form S-1 dated February 14, 1992.
(C) Incorporated by reference from Post-Effective Amendment No. 2 to Registration Statement No. 33-43035 on Form S-1 dated July 13, 1993.
(D) Incorporated by reference from Post-Effective Amendment No. 3 to Registration Statement No. 33-43035 on Form S-1 dated September 30,
       1996.
(E) Incorporated by reference from the Company's Annual Report on Form 10-K for year ended December 31, 1995.
(F) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
(G) Incorporated by reference from the Company's Current Report on Form 8-K dated January 27, 1997.